EXHIBIT 99.1
PEPSICO, INC. AND SUBSIDIARIES INDEX TO EXHIBIT 99.1
Page Reference
Managements’ Discussion and Analysis of Results of Operations and Financial Condition	13 - 32
Supplemental Consolidated Statement of Income for the fiscal years ended December 30, 2000, December 25, 1999 and December 26, 1998	34
Supplemental Consolidated Statement of Cash Flows for the fiscal years ended December 30, 2000, December 25, 1999 and December 26, 1998	35 - 36
Supplemental Consolidated Balance Sheet at December 30, 2000 and December 25, 1999	37
Supplemental Consolidated Statement of Common Shareholders’ Equity for the fiscal years ended December 30, 2000, December 25, 1999 and December 26, 1998	38
Notes to Supplemental Consolidated Financial Statements	39 - 70
Management’s Responsibility for Supplemental Financial Statements	71
Report of Independent Auditors, KPMG LLP	72
Supplemental Selected Financial Data	73
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Management’s Discussion and Analysis of Results of Operations and Financial Condition

Management’s Discussion and Analysis
(tabular dollars in millions except per share amounts)

On August 2, 2001, we completed a merger transaction which resulted in The Quaker Oats Company (Quaker) becoming a wholly-owned subsidiary of PepsiCo. As a result, we restated all prior periods presented to reflect the combined results of operations, financial position and cash flows of both companies as if they had always been merged. For further detail see “ Merger of PepsiCo and The Quaker Oats Company”.

All per share amounts reflect common per share amounts, assume dilution and are based on unrounded amounts. Percentage changes are based on unrounded amounts.

Management’s Discussion and Analysis is presented in four sections. The first section discusses items affecting the comparability of results and certain market and other risks we face. The second section analyzes the Results of Operations, first on a consolidated basis and then for each of our business segments (pages 21-31). The final two sections address Consolidated Cash Flows and Liquidity and Capital Resources (page 31).

Cautionary Statements

From time to time, in written reports and in oral statements, we discuss expectations regarding our future performance including synergies from the merger, the impact of the euro conversion and the impact of global macro-economic issues. These “ forward-looking statements” are based on currently available competitive, financial and economic data and our operating plans. They are inherently uncertain, and investors must recognize that events could turn out to be significantly different from our expectations.

INTRODUCTION TO OUR BUSINESS

Items Affecting Comparability

Fifty-third Week in 2000

Comparisons of 2000 to 1999 are affected by an additional week of results in the 2000 reporting year. Because our fiscal year ends on the last Saturday in December, a fifty-third week is added every 5 or 6 years. The fifty-third week increased 2000 net sales by an estimated $294 million, operating profit by an estimated $62 million and net income by an estimated $44 million or $0.02 per share.

Merger of PepsiCo and The Quaker Oats Company

On August 2, 2001, we completed a merger transaction with The Quaker Oats Company. Under the merger agreement dated December 2, 2000, Quaker shareholders received 2.3 shares of PepsiCo common stock in exchange for each share of Quaker common stock, including a cash payment for fractional shares. We issued approximately 306 million shares of our common stock in exchange for all the outstanding common stock of Quaker.

In connection with the merger transaction, we sold the global rights of our All Sport beverage brand to The Monarch Company, Inc. of Atlanta. As part of the terms of the sale, we agreed that, for 10 years after the Quaker transaction closing date, we would not distribute Gatorade through our bottling system and would not include Gatorade with Pepsi-Cola products in certain marketing or promotional arrangements covering specific distribution channels.

The merger was accounted for as a tax-free transaction and as a pooling-of-interests under Accounting Principles Board Opinion No. 16, Business Combinations. As a result, all prior period supplemental consolidated financial statements presented have been restated to include the results of operations, financial position and cash flows of both companies as if they had always been combined. Certain reclassifications were made to conform the presentation of the supplemental financial statements and, for interim reporting, the fiscal calendar and certain interim reporting policies were also conformed. There were no material transactions between pre- merger PepsiCo and Quaker.

The results of operations of the separate companies and the combined company for the most recent quarter prior to the merger and for the years presented in the supplemental consolidated financial statements are as follows:

                             24 Weeks
                                Ended
                        June 16, 2001           2000           1999           1998
----------------------------------------------------------------------------------
Net Sales:
  PepsiCo...............      $ 9,820        $20,438        $20,367        $22,348
  Quaker................        2,741          5,041          4,726          4,843
  Adjustments ..........         (518)             -              -              -
                         ------------     ----------      ---------     ----------
Combined................      $12,043        $25,479        $25,093        $27,191
                         ============     ==========      =========     ==========

Net Income:
  PepsiCo...............      $ 1,150        $ 2,183        $ 2,050        $ 1,993
  Quaker................          279            360            455            285
  Adjustments (a).......          (61)             -              -              -
                         ------------     ----------      ---------     ----------
Combined................      $ 1,368        $ 2,543        $ 2,505        $ 2,278
                         ============     ==========      =========     ==========

(a) Adjustments reflect the impact of changing Quaker’s fiscal calendar to conform to PepsiCo’s and adjustments to conform accounting policies of the two companies applicable to interim reporting. These changes have no impact on full year net sales or net income.

We expect to incur transaction costs of approximately $125 million related to the merger, most of which will be recognized in the third quarter. We also expect to incur approximately $450 to $550 million of additional costs to integrate the two companies.

We have identified ongoing merger-related cost savings and revenue enhancement opportunities that are expected to reach $400 million a year by 2005. Synergies are expected to be achieved by the end of 2002 approximate $140 to $175 million.

Bottling Transactions

In 1998, we announced our intention to restructure our bottling operations in order to compete more effectively, particularly in the North American market.

During 1999, we completed a series of transactions creating our anchor bottlers. In April 1999, certain wholly-owned bottling businesses, referred to as The Pepsi Bottling Group (PBG), completed an initial public offering, with PepsiCo retaining a direct noncontrolling ownership interest of 35.5%. In May, we combined certain other bottling operations with Whitman Corporation retaining a noncontrolling ownership interest of approximately 38%. In July, we combined certain other bottling operations with PepCom Industries, Inc. retaining a noncontrolling interest of 35%. In October, we formed a business venture with Pohlad Companies, a Pepsi-Cola franchisee, retaining a noncontrolling ownership interest of approximately 24% in the venture’ s principal operating subsidiary, PepsiAmericas, Inc.

Our financial statements include the results of our bottling operations on a consolidated basis through the transaction dates above, and our proportionate share of income under the equity method subsequent to those dates.

In December 2000, Whitman merged with PepsiAmericas. We now own approximately 37% of the combined bottler which has since changed its name to PepsiAmericas, Inc. As part of the merger, we will participate in an earn- out option whereby we may receive additional PepsiAmericas’ shares if certain performance targets are met. Our three anchor bottlers distribute approximately three-fourths of our beverage products in North America.

Asset Impairment and Restructuring Charges

                                              2000             1999             1998
------------------------------------------------------------------------------------

Asset impairment charges
------------------------
Held and used in the business
   Property, plant and equipment.....        $ 125            $   8            $ 190
   Intangible assets.................            -                -               41
   Other assets......................            -                -                8

Held for disposal/abandonment
   Property, plant and equipment.....            -               34               83
   Intangible assets.................            -                -               65
                                        ----------       ----------       ----------
      Total asset impairment.........          125               42              387

Restructuring charges
---------------------
Employee related costs...............           41               20               66
Other charges........................           18               11               29
                                        ----------       ----------       ----------
      Total restructuring............           59               31               95
                                        ----------       ----------       ----------
Total................................        $ 184            $  73            $ 482
                                        ==========       ==========       ==========
     After-tax.......................        $ 111            $  45            $ 379
                                        ==========       ==========       ==========
     Per share.......................        $0.06            $0.02            $0.21
                                        ==========       ==========       ==========

2000
The 2000 asset impairment and restructuring charge of $184 million related to the closure of two cereal manufacturing facilities and two Quaker distribution centers in the United States. This charge was part of a three- year supply chain reconfiguration project announced in 1999 to upgrade and optimize Quaker’s North American manufacturing and distribution capabilities.

The asset impairment charges of $125 million primarily reflect the reduction in the carrying value of the land, buildings and production machinery and equipment to their estimated fair market value based on analyses of the liquidation values of similar assets. The closures of distribution centers were completed in 2000. The closures of manufacturing facilities will occur in 2001. The assets will be either disposed of or abandoned in 2001. The restructuring charges of $59 million primarily included severance and termination benefits for approximately 1,000 employees and other shutdown costs. Substantially all of the terminations will be completed during 2001.

1999
The 1999 asset impairment and restructuring charges of $73 million were comprised of the following:

  A charge of $65 million, for asset impairment of $37 million and restructuring charges of $28 million related to the closure of three plants and impairment of equipment at Frito-Lay North America. The asset impairment charges primarily reflected the reduction in the carrying value of the land and buildings to their estimated fair market value based on selling prices for comparable real estate, less costs to sell, and the write off of the net book value of equipment which could not be redeployed. The plant closures were completed during 1999. The majority of these assets were either disposed of or abandoned in 1999. The restructuring charges of $28 million primarily included severance costs and plant closing costs.

  A charge of $8 million, for asset impairment of $5 million and restructuring charges of $3 million related to the previously discussed Quaker supply chain reconfiguration project. The charge included costs to consolidate several cereal manufacturing lines and employee related costs.

The employee related costs for 1999 of $20 million primarily included severance and early retirement benefits for approximately 930 employees. Substantially all of the terminations occurred during 1999.

1998
The 1998 asset impairment and restructuring charges of $482 million were comprised of the following:

  A charge of $218 million, for asset impairment of $200 million and restructuring charges of $18 million related to PepsiCo’s Russian bottling operations. The restructuring actions, in response to lower demand, an adverse change in the business climate and an expected continuation of operating losses and cash deficits in Russia following the August 1998 devaluation of the ruble, included a reduction of our cost structure primarily through closing facilities, renegotiating manufacturing contracts and reducing the number of employees. We also evaluated our long-lived bottling assets for impairment, triggered by the reduction in the utilization of assets caused by the adverse economic conditions. The impairment charge reduced the net book value of the assets to their estimated fair market value, based primarily on amounts paid for similar assets in that marketplace. Of the total charge of $218 million, $212 million related to bottling operations that became part of PBG in 1999.

  A charge of $106 million, for asset impairment of $45 million and restructuring charges of $61 million related to numerous actions taken by Quaker to improve future profitability across its food and beverage operations. The asset impairment charges primarily reflected the reduction in the carrying value of long- lived assets of these businesses to their fair market value. The estimated fair value of these assets was based on various methodologies, including a discounted value of estimated future cash flows and liquidation analyses. The restructuring charges included charges for plant and sales and administrative office closures and consolidations, restructuring of certain joint ventures in Asia and employee termination benefits and related costs for streamlining executive management.

An impairment charge of $88 million related to Quaker businesses that were divested. Charges of $40 million and $25 million were recognized related to the Continental Coffee and Nile Spice soup cup businesses, which were divested in 1998 at a combined net gain of $2 million. In addition, a charge of $23 million was recognized related to Quaker’s Brazilian pasta business, which was divested in 1999 at a gain of $5 million.

  An impairment charge of $54 million related to manufacturing equipment at Frito-Lay North America. The charge primarily reflected the write off of the net book value of the equipment and related projects. Disposal or abandonment of these assets was completed in 1999.

  A charge of $16 million for employee related costs resulting from the separation of PepsiCo’s North American concentrate and bottling organizations. Of this amount, $10 million related to bottling operations that became part of PBG in 1999.

The employee related costs for 1998 of $66 million primarily included severance and other termination benefits and relocation costs for approximately 4,000 full-time and part-time employees. The terminations unrelated to the bottling operations that became part of PBG occurred during 1998 and 1999.

Restructuring reserves totaling $63 million at December 30, 2000 are included in accounts payable and other current liabilities in the Supplemental Consolidated Balance Sheet.

Tropicana Acquisition

In August 1998, we acquired Tropicana Products, Inc. for $3.3 billion. The 1998 results of operations include Tropicana subsequent to the acquisition date.

Tax Items

In 1999, Quaker adjusted its tax accruals and tax assets to reflect developments and information received during the year. The net effect of these adjustments reduced the income tax provision by $59 million (or $0.03 per share).

In 1998, PepsiCo reported a tax benefit, included in the provision for income taxes, of $494 million (or $0.27 per share) as a result of reaching a final agreement with the Internal Revenue Service to settle substantially all remaining aspects of a tax case relating to our concentrate operations in Puerto Rico.

Acquisition of South Beach Beverages Company, LLC

On January 5, 2001, we completed the acquisition of South Beach Beverages Company, LLC for approximately $337 million in cash, retaining a 91% interest in the newly formed South Beach Beverages Company, Inc. (SoBe). SoBe manufactures and markets an innovative line of alternative non-carbonated beverages including fruit blends, energy drinks, dairy-based drinks, exotic teas and other beverages with herbal ingredients, which prior to our acquisition were distributed under license by a network of independent distributors, primarily in the United States.

New Accounting Standards

In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS

133, as amended by SFAS 137 and SFAS 138, was adopted by us on December 30, 2000. SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that we recognize all derivative instruments as either assets or liabilities in the Consolidated Balance Sheet and measure those instruments at fair value. Based on derivatives outstanding at December 30, 2000, the adoption increased assets by approximately $12 million and liabilities by approximately $10 million with approximately $3 million recognized in accumulated other comprehensive income and less than $1 million recognized in the Supplemental Consolidated Statement of Income.

In May 2000, the FASB’s Emerging Issues Task Force (EITF) reached a consensus on Issue 00-14, Accounting for Certain Sales Incentives. EITF 00-14 addresses the recognition and income statement classification of various sales incentives. Among its requirements, the consensus will require the costs related to consumer coupons currently classified as marketing costs to be classified as a reduction of revenue. In April 2001, the EITF delayed the effective date for this consensus to 2002. The impact of adopting this consensus is not expected to have a material impact on our consolidated financial statements.

In January 2001, the EITF reached a consensus on Issue 00-22, Accounting for "Points" and Certain Other Time-Based or Volume-Based Sales Incentive Offers, and Offers for Free Products or Services to Be Delivered in the Future. Issue 00-22 requires that certain volume-based cash rebates to customers currently recognized as marketing costs be classified as a reduction of revenue. The consensus was effective for the first quarter of 2001 and was not material to our consolidated financial statements.

In April 2001, the EITF reached a consensus on Issue 00-25, Vendor Income Statement Characterization of Consideration Paid to a Reseller of the Vendor’s Products. EITF 00-25 addresses the income statement classification of consideration, other than that directly addressed in Issue 00-14, from a vendor to a reseller or another party that purchases the vendor’s products. The consensus requires most of our customer promotional incentives currently classified as marketing costs to be classified as a reduction of revenue. Total promotional expenses classified as marketing costs were $3.2 billion in 2000, $2.9 billion in 1999 and $2.7 billion in 1998. The consensus is effective for 2002.

In July 2001, the FASB issued Statement of Financial Accounting Standards No. 141, Business Combinations, which supersedes Accounting Principles Board (APB) Opinion No. 16, Business Combinations. SFAS 141 eliminates the pooling-of-interests method of accounting for business combinations and modifies the application of the purchase accounting method. The elimination of the pooling-of-interests method is effective for transactions initiated after June 30, 2001. The remaining provisions of SFAS 141 will be effective for transactions accounted for using the purchase method that are completed after June 30, 2001. Since our merger with The Quaker Oats Company is accounted for as a pooling-of-interests and was initiated in December 2000, this Statement will not have an impact on our consolidated financial statements.

In July 2001, the FASB also issued Statement of Financial Accounting Standards No. 142, Goodwill and Intangible Assets which supersedes APB Opinion No. 17, Intangible Assets. SFAS 142 eliminates the current requirement to amortize goodwill and indefinite-lived intangible assets, addresses the amortization of intangible assets with a defined life and addresses the impairment testing and recognition for goodwill and intangible assets. SFAS 142 will apply to existing goodwill and intangible assets as well as to transactions completed after the Statement’s effective date. SFAS 142 is effective for 2002. We are currently assessing the Statement and the impact that adoption will have on our consolidated financial statements.

Market and Other Risk Factors

Market Risk

The principal market risks (i.e., the risk of loss arising from adverse changes in market rates and prices) to which we are exposed are:

  commodity prices, affecting the cost of our raw materials and fuel, foreign exchange risks, and
  interest rates on our debt and short-term investment portfolios.

In the normal course of business, we manage these risks through a variety of strategies, including the use of hedging transactions, executed in accordance with our policies. Our hedging transactions include, but are not limited to, the use of various derivative financial and commodity instruments. As a matter of policy, we do not use derivative instruments unless there is an underlying exposure. We do not use derivative instruments for trading or speculative purposes.

Commodity Prices

We are subject to market risk with respect to the cost of commodities because our ability to recover increased costs through higher pricing may be limited by the competitive environment in which we operate. We manage this risk primarily through the use of fixed-price purchase orders, pricing agreements, geographic diversity and derivative instruments. Derivative instruments, including futures, options and swaps, are used to hedge fluctuations in prices of a portion of anticipated commodity purchases, primarily vegetable oil, corn, oats, natural gas and fuel. Our use of derivative instruments is not significant to our commodity purchases.

Our commodity futures positions were $52 million at December 30, 2000 and $177 million at December 25, 1999. Our commodity futures position resulted in a net unrealized gain of $3 million at December 30, 2000 and a net unrealized loss of $7 million at December 25, 1999. We estimate that a 10% decline in commodity prices would have reduced the 2000 unrealized net gain by $6 million and increased the 1999 unrealized net loss by $19 million. Any change in the value of our derivative instruments would be substantially offset by an opposite change in the value of the underlying hedged items.

Foreign Exchange

International operations constitute about 21% of our 2000 and 19% of our 1999 business segment operating profit. Operating in international markets involves exposure to movements in foreign exchange rates, primarily the Mexican peso, British pound, Canadian dollar, euro and Brazilian real, which principally impact the translation of our international operating profit into U.S. dollars.

On occasion, we may enter into derivative financial instruments, as necessary, to reduce the effect of foreign exchange rate changes. We manage the use of foreign exchange derivatives centrally. At December 30, 2000, we had forward contracts to exchange foreign currencies with an aggregate notional amount of $344 million, with $336 million relating to contracts to exchange British pounds for U.S. dollars. Unrealized losses on forward contracts were $9 million at December 30, 2000. We estimate that an unfavorable 10% change in the exchange rate would have increased the 2000 unrealized losses by $35 million. Any change in the value of our derivative instruments would be substantially offset by an opposite change in the value of the underlying hedged items. Forward contracts outstanding at December 25, 1999 were not material to the financial statements.

Interest Rates

We centrally manage our debt and investment portfolios considering investment opportunities and risks, tax consequences and overall financing strategies. We use interest rate and currency swaps to effectively change the interest rate and currency of specific debt issuances, with the objective of reducing our overall borrowing costs. These swaps are entered into concurrently with the issuance of the debt that they are intended to modify. The notional amount, interest payment and maturity dates of the swaps match the principal, interest payment and maturity dates of the related debt. Accordingly, any market risk or opportunity associated with these swaps is substantially offset by the opposite market impact on the related debt.

Our investment portfolios primarily consist of cash equivalents and short-term marketable securities. Accordingly, the carrying amounts approximate market value.

Assuming year-end 2000 and 1999 variable rate debt and investment levels, a one-point increase in interest rates would have increased net interest expense by $9 million in 2000 and $14 million in 1999. The change in this impact from 1999 resulted from decreased variable rate debt levels and increased investment levels at year-end 2000. This sensitivity analysis includes the impact of existing interest rate and currency swaps.

Euro Conversion

On January 1, 1999, member countries of the European Union fixed conversion rates between their existing currencies (legacy currencies) and one common currency - the euro. The euro trades on currency exchanges and is used in business transactions. Conversion to the euro eliminated currency exchange rate risk between the member countries. Beginning in January 2002, new euro-denominated bills and coins will be issued, and legacy currencies will be withdrawn from circulation. Our operating subsidiaries affected by the euro conversion are executing plans to address the issues raised by the euro currency conversion. These issues include, among others, the need to adapt computer and financial systems, business processes and equipment, such as vending machines, to accommodate euro-denominated transactions and the impact of one common currency on pricing. Since financial systems and processes currently accommodate multiple currencies, the plans contemplate conversion by the end of 2001 if not already addressed in conjunction with other system or process initiatives. The system and equipment conversion costs are not material. Due to numerous uncertainties, we cannot reasonably estimate the long-term effects one common currency may have on pricing and the resulting impact, if any, on financial condition or results of operations.

RESULTS OF OPERATIONS

General

In the discussions below, the year-over-year dollar change in unit sales is referred to as volume. Price changes over the prior year and the impact of product, package and country sales mix changes are referred to as effective net pricing.

Comparable results discussed below exclude the impact of the fifty-third week in 2000, impairment and restructuring charges, the gain on the bottling transactions in 1999, various Quaker one-time charges and Quaker divested businesses and reflect the impact of certain reclassifications and tax items in all periods presented. Comparable net sales and operating profit, referred to as new PepsiCo, also present the deconsolidation of our bottling operations as if it had occurred at the beginning of 1998. Tropicana results are included subsequent to its acquisition in 1998.

Consolidated Review

Net Sales

                                                                  % Change B/(W)
                                                                  --------------
                          2000           1999           1998      2000      1999
--------------------------------------------------------------------------------

  Reported             $25,479        $25,093        $27,191         2        (8)

  Comparable           $25,185        $23,385        $20,859         8        12

--------------------------------------------------------------------------------

In 2000, comparable net sales increased 8%. This increase is primarily due to volume gains and effective net pricing of Worldwide Snacks, Pepsi-Cola North America and PepsiCo Beverages International. These increases were partially offset by a net unfavorable foreign currency impact, primarily in Europe, which reduced comparable net sales by 1 percentage point. The fifty-third week enhanced reported net sales by 1 percentage point.

In 1999, comparable net sales increased 12%. This increase primarily reflects the inclusion of Tropicana for the full year in 1999, volume gains in Worldwide Snacks and higher effective net pricing in Worldwide Snacks and Pepsi-Cola North America. The inclusion of Tropicana for the full year in 1999 contributed 6 percentage points of growth. These advances were partially offset by a net unfavorable foreign currency impact, primarily in Brazil and Mexico, which reduced comparable net sales growth by nearly 2 percentage points. Reported net sales decreased 8% reflecting the bottling deconsolidation, partially offset by the inclusion of Tropicana for the full year in 1999.

Volume

Servings are based on U.S. Food and Drug Administration guidelines for single serving sizes of our products.

Total servings increased 5% in 2000 compared to 1999 driven by our international divisions, as well as contributions from Frito-Lay North America and Gatorade/Tropicana North America.

Total servings increased 2% in 1999 compared to 1998 due to volume growth of Worldwide Snacks and of Pepsi-Cola North America.

Operating Profit and Margin

                                                                       Change B/(W)
                                                                   -----------------
                                 2000         1999         1998      2000       1999
------------------------------------------------------------------------------------
Reported
  Operating profit             $3,818       $3,483       $3,036        10%        15%
  Operating profit margin        15.0%        13.9%        11.2%      1.1        2.7

Comparable
  Operating profit             $3,957       $3,487       $3,109        13%        12%
  Operating profit margin        15.7%        14.9%        14.9%      0.8          -
-------------------------------------------------------------------------------------

In 2000, comparable operating profit margin increased 0.8 percentage points primarily reflecting the favorable margin impact of the higher effective net pricing and increased volume. These improvements were partially offset by the margin impact of increases in selling and distribution expenses primarily in Frito-Lay International, advertising and marketing expenses and general and administrative expenses.

In 1999, comparable operating profit margin was flat. The margin impact of the higher effective net pricing was offset by the negative margin impact of Tropicana for a full year in 1999, increased general and administrative expenses and increased advertising and marketing expenses.

Bottling Equity Income

Bottling equity income includes our share of the net earnings or losses from our bottling equity investments. From time to time, we may increase or dispose of particular bottling investments. Any gains or losses from disposals, as well as other transactions related to our bottling investments, are reflected in equity income.

In 2000, net bottling equity income was $130 million. The $18 million favorable impact of an accounting change by PBG was offset by our share of restructuring actions in certain other bottling affiliates and the net loss from changes in our equity ownership interests. The fifty-third week in 2000 enhanced reported net bottling equity income by $5 million.

In 1999, bottling equity income of $83 million reflects the equity income of our previously consolidated bottling operations from the applicable transaction closing dates and the equity income or loss of other unconsolidated bottling affiliates for the second, third and fourth quarters.

Gain on Bottling Transactions

The 1999 gain on bottling transactions of $1.0 billion ($270 million after-tax or $0.15 per share) relates to the second quarter PBG and Whitman bottling transactions. The PBG transaction resulted in a pre-tax gain of $1.0 billion ($476 million after-tax or $0.26 per share) in the second quarter. The majority of the taxes are expected to be deferred indefinitely. The Whitman transaction resulted in an after-tax loss to us of $206 million or $0.11 per share. The 1999 PepCom transaction was accounted for as a nonmonetary exchange for book purposes. However, a portion of the transaction was taxable which resulted in income tax expense of $25 million or $0.01 per share. The 1999 Pohlad transaction was structured as a fair value exchange with no resulting gain or loss.

Interest Expense, net

                                                                         % Change B/(W)
                                                                       -----------------
                                2000           1999           1998        2000      1999
----------------------------------------------------------------------------------------

Reported
  Interest expense            $ (272)        $ (421)        $ (461)         35         9
  Interest income                 85            130             85         (34)       53
                           ---------      ---------     ----------
  Interest expense, net       $ (187)        $ (291)        $ (376)         36        22
                           =========      =========     ==========

Comparable
  Interest expense            $ (268)        $ (421)        $ (461)         36         9
  Interest income                 66            136             85         (51)       59
                           ---------      ---------     ----------
  Interest expense, net       $ (202)        $ (285)        $ (376)         29        24
                           =========      =========     ==========
----------------------------------------------------------------------------------------

In 2000, comparable interest expense declined 36% reflecting significantly lower average debt levels, partially offset by higher average interest rates. Lower average debt levels reflect the third quarter 1999 repayment of borrowings used to finance the Tropicana acquisition and the absence of the financing related to the Pepsi Bottling Group. Comparable interest income declined 51% primarily due to lower average investment balances. The fifty-third week increased net interest expense by $3 million. Reported interest income in 2000 and 1999 includes gains or losses from the equity derivative contracts that, in connection with the 2001 adoption of the new accounting standard on derivative instruments, are now classified in selling, general and administrative expenses.

In 1999, comparable interest expense decreased 9% due to lower average interest rates on slightly lower average debt levels. Interest income increased 59% primarily due to higher average investment balances, partially offset by lower average interest rates on these balances. The higher average investment balances primarily result from the first quarter proceeds received from PBG as settlement of pre-existing intercompany balances. Reported interest income in 1999 includes gains or losses from the equity derivative contracts as described above.

Provision for Income Taxes

                                           2000            1999              1998
----------------------------------------------------------------------------------

Reported
  Provision for income taxes             $1,218          $1,770              $382
  Effective tax rate                       32.4%           41.4%             14.4%

Comparable
  Provision for income taxes             $1,270          $1,099              $982
  Effective tax rate                       32.7%           32.9%             31.9%
----------------------------------------------------------------------------------

In 2000, the comparable effective tax rate remained nearly flat. The reported effective tax rate decreased 9 percentage points primarily as a result of the 1999 bottling transactions.

In 1999, the comparable effective tax rate increased 1 percentage point primarily from the absence in 1999 of the settlement in 1998 of prior years’ audit issues offset by the benefit of proportionately lower bottling income. The reported effective tax rate increased 27 percentage points primarily as a result of the bottling transactions and the absence in 1999 of the 1998 income tax benefit relating to our concentrate operations in Puerto Rico.

Net Income and Net Income Per Common Share - Assuming Dilution

                                                                           % Change B/(W)
                                                                           --------------
                                 2000            1999            1998       2000    1999
-----------------------------------------------------------------------------------------

Net income
    Reported                   $2,543          $2,505          $2,278          2      10
    Comparable                 $2,610          $2,239          $2,097         17       7

Net income per common
 share - assuming dilution
    Reported                    $1.42           $1.38           $1.23          3      12
    Comparable                  $1.46           $1.23           $1.13         18       9

-----------------------------------------------------------------------------------------

In 2000, comparable net income increased 17% and the related net income per common share increased 18% reflecting higher operating profit and lower net interest expense. The increase in net income per common share also reflects the benefit from a 1.4% reduction in average shares outstanding assuming dilution.

In 1999, comparable net income increased 7% and the related net income per common share increased 9% due to increased operating profit and a decrease in net interest expense, partially offset by a higher effective tax rate. Net income per common share also benefited from a 1.7% reduction in average shares outstanding assuming dilution.

Business Segments

Additional information concerning our operating segments is presented in Note 21.

Worldwide Snacks

Worldwide Snacks primarily include our salty, sweet and grain-based snack businesses. Products manufactured and sold include Lay’s and Ruffles potato chips, Doritos and Tostitos tortilla chips, Cheetos cheese- flavored snacks, Fritos corn chips, a variety of dips and salsas, Rold Gold pretzels, Quaker Chewy granola bars, Grandma’s cookies, Oberto’s meat snacks and Cracker Jack candy coated popcorn. Frito-Lay International includes Sabritas snack foods and Alegro and Gamesa sweet snacks in Mexico, Walkers snack foods in the United Kingdom and Smith’s snack foods in Australia. Frito-Lay International also includes non-snack products, including cereals, that are not material.

Volume growth is reported on a system-wide basis which includes joint ventures.

Frito-Lay North America

                                                                      % Change B/(W)
                                                                    -----------------
                            2000         1999          1998         2000         1999
-------------------------------------------------------------------------------------

Net sales
    Reported              $8,971       $8,232        $7,821            9            5
    Comparable            $8,807       $8,232        $7,821            7            5

Operating profit
    Reported              $1,915       $1,679        $1,515           14           11
    Comparable            $1,875       $1,679        $1,515           12           11
-------------------------------------------------------------------------------------

2000 vs. 1999

Comparable net sales increased 7% primarily due to volume gains and higher effective net pricing. Sales of our new Snack Kit and Snack Mix products and Oberto’s natural beef jerky snacks accounted for almost 30% of this growth. The fifty-third week enhanced reported net sales by 2 percentage points.

Pound volume advanced 5% excluding the impact of the fifty-third week. This growth was primarily driven by most of our core brands, excluding the low-fat and no-fat versions, and by our new Snack Kit products. The growth in core brands was led by solid single-digit growth in Lay’s brand potato chips, Cheetos brand cheese puffs and Ruffles brand potato chips, as well as double-digit growth in Tostitos brand tortilla chips. These gains were partially offset by continued declines in WOW! brand products. Pound volume growth including the fifty-third week was 7%.

Comparable operating profit increased 12% primarily reflecting the higher volume, the higher effective net pricing and reduced vegetable oil costs, partially offset by higher energy and fuel costs. Advertising and marketing expenses grew at a slightly slower rate than sales. The margin impact of these favorable factors contributed to the comparable operating profit margin improvement of 0.9 percentage points. The fifty-third week enhanced reported operating profit growth by 2 percentage points.

1999 vs. 1998

Net sales grew 5% due to volume gains and higher effective net pricing.

Pound volume advanced 4%. The advance was led by high single-digit growth in our core corn products, excluding the low-fat and no-fat versions, mid single-digit growth in Lay’s brand potato chips and significant growth in Cracker Jack brand products and branded dips. Volume declines in our WOW!, "Baked" Lay’s and "Baked" Tostitos brand products partially offset these gains.

Operating profit increased 11% reflecting the higher volume, the higher effective net pricing and reduced commodity costs, partially offset by higher advertising and marketing expenses. Advertising and marketing expenses grew at a faster rate than sales due primarily to increased promotional allowances.

Frito-Lay International

                                                              % Change B/(W)
                                                             ---------------
                          2000        1999         1998      2000       1999
----------------------------------------------------------------------------

Net sales
    Reported            $4,875      $4,274       $4,077        14          5
    Comparable          $4,814      $4,274       $4,077        13          5

Operating profit
    Reported            $  546      $  455       $  397        20         15
    Comparable          $  536      $  455       $  397        17         15
----------------------------------------------------------------------------

2000 vs. 1999

Comparable net sales increased 13% primarily driven by volume growth at Sabritas in Mexico, Walkers in the United Kingdom, and in Turkey, largely due to promotional programs, and effective net pricing at Gamesa and Sabritas in Mexico. The net impact from acquisitions/divestitures contributed 2 percentage points to sales growth. Weaker foreign currencies, primarily in the United Kingdom and Australia, decreased net sales by 3 percentage points.

Kilo volume increased 10% excluding the impact of the fifty-third week. This growth was primarily driven by a 13% increase in salty snack kilos and a 9% increase in other non-snack food kilos. The salty snack growth was led by double-digit increases at Sabritas, our European and Latin American joint ventures and Walkers. The other non-snack food growth was led by our business in Brazil. Acquisitions did not significantly impact the kilo growth. Kilo volume growth including the fifty-third week was 11%.

Comparable operating profit grew 17% reflecting strong operating performances at Sabritas, Gamesa and in Turkey. The net impact from acquisitions/divestitures decreased operating profit by 3 percentage points. Weaker foreign currencies, primarily in the United Kingdom, decreased operating profit by 2 percentage points.

1999 vs. 1998

Net sales increased 5%. Excluding the negative impact of Brazil, which was primarily due to macro- economic conditions, net sales increased 12% reflecting higher volume and higher effective net pricing. Overall, the higher effective net pricing more than offset the net impact of weaker currencies outside of Brazil. The unfavorable foreign currency impact, primarily in Mexico, reduced net sales growth by 4 percentage points. Net contributions from acquisitions/divestitures contributed 1 percentage point to the sales growth.

Kilo volume increased 4% primarily driven by a 10% increase in salty snack kilos. The salty snack advance was led by double-digit growth at Sabritas in Mexico and several of our businesses in Central and South America and in Asia. A 5% decline in sweet snack kilos partially offset the salty growth. The sweet snack volume decline resulted from the disposal of our chocolate and biscuit businesses in Poland partially offset by strong growth at Gamesa and Sabritas in Mexico. The net impact from acquisitions/divestitures decreased kilo volume growth by 1 percentage point.

Operating profit increased 15%. Excluding Brazil, operating profit increased 32% driven by strong performances at Sabritas, Gamesa and several of our businesses in Asia. The net impact of weaker foreign currencies outside of Brazil, primarily in Mexico and the United Kingdom, reduced operating profit growth by 5 percentage points. The unfavorable foreign currency impact was more than offset by higher effective net pricing.

Worldwide Beverages

Our worldwide beverage operations include Pepsi-Cola North America, Gatorade/Tropicana North America and PepsiCo Beverages International.

Pepsi-Cola North America markets, promotes and manufactures concentrates for Pepsi, Mountain Dew, MUG, Sierra Mist, Slice, Fruitworks and other brands for sale to franchised bottlers. It also sells syrups for these brands to national fountain accounts. Pepsi-Cola North America also licenses the processing, distribution and sale of Aquafina bottled water, manufactures, markets and distributes ready-to-drink tea and coffee products through joint ventures with Lipton and Starbucks, and manufactures and sells SoBe and Dole beverages for distribution and sale through our franchise bottling system.

Gatorade/Tropicana North America produces, markets, sells and distributes Gatorade sports drinks, Tropicana Pure Premium, Season’s Best, Tropicana Twister and Dole juices.

PepsiCo Beverages International (PBI) manufactures concentrates of Pepsi, 7UP, Mirinda, KAS, Mountain Dew, and other brands internationally for sale to franchised bottlers and company-owned bottlers. PBI also produces, markets, sells and distributes Gatorade sports drinks as well as Tropicana and other juices. In addition, PBI operates bottling plants and distribution facilities in certain international markets for the production, distribution and sale of company-owned and licensed brands.

Pepsi-Cola North America

                                                               % Change B/(W)
                                                               --------------
                           2000        1999         1998       2000      1999
-----------------------------------------------------------------------------
Net sales
    Reported             $3,289      $2,605       $1,389         26        88
    Comparable           $3,253      $3,005       $2,912          8         3

Operating profit
    Reported             $  833      $  751       $  738         11         2
    Comparable           $  820      $  751       $  738          9         2
-----------------------------------------------------------------------------

2000 vs. 1999

Comparable net sales increased 8%. Higher concentrate and fountain pricing and higher Aquafina royalties contributed 8 percentage points of growth, and increased volume, including the launch of Sierra Mist and our new Dole juice product, contributed 2 percentage points. These increases were partially offset by increased customer support. The fifty-third week enhanced reported net sales by 1 percentage point.

Bottler case sales volume increased 1% driven by double-digit growth of Aquafina and distribution gains from Fruitworks. In addition, the introduction of Sierra Mist and low single-digit growth by Diet Pepsi contributed to the increase. These gains were partially offset by a low single-digit decline in Pepsi and double-digit declines in Pepsi One and Lemon Lime Slice. Concentrate shipments were in line with bottler case sales. On a fifty- three week basis, concentrate shipments increased 1.3%.

Comparable operating profit increased 9% primarily due to the higher concentrate pricing, increased volume and the higher Aquafina royalties. These increases were partially offset by higher advertising and marketing expenses, increased customer support and increased general and administrative expenses.

1999 vs. 1998

Comparable net sales increased 3% reflecting higher concentrate pricing net of increased customer support, and increased royalty income associated with Aquafina bottled water. Reported net sales increased $1.2 billion, primarily due to the bottling deconsolidation.

Bottler case sales increased nearly 2% led by Pepsi One, introduced late in 1998, mid single- digit growth of our Mountain Dew brand and strong double-digit growth of our Aquafina brand of bottled water. These gains were partially offset by single-digit declines in Pepsi and Diet Pepsi brands. Concentrate shipments were even with prior year.

Comparable operating profit increased 2% primarily reflecting the net benefit of the higher pricing and the increased royalty income. These increases were partially offset by higher fountain related costs, increased advertising and marketing spending and higher general and administrative costs.

Gatorade/Tropicana North America

                                                                     % Change B/(W)
                                                                   ------------------
                           2000          1999          1998        2000          1999
-------------------------------------------------------------------------------------
Net sales
    Reported             $3,841        $3,452        $1,956          11            77
    Comparable           $3,808        $3,452        $1,956          10            77

Operating profit
    Reported             $  500        $  433        $  259          16            67
    Comparable           $  495        $  433        $  259          15            67
-------------------------------------------------------------------------------------

2000 vs. 1999

Comparable net sales increased 10% primarily due to volume gains. Lower effective net pricing at Tropicana was substantially offset by increased pricing of selected Gatorade products.

Volume grew 10% due to the introduction of two new Gatorade flavors, multiple packs and expanded distribution. Continued double-digit growth of Tropicana Pure Premium, including strong double-digit growth of Tropicana Pure Premium nutritionals and blends, also contributed to this growth. On a fifty-three week basis, volume increased 11%.

Comparable operating profit increased 15% primarily due to the volume gains. These gains were partially offset by increased advertising and marketing expenses, including costs to support the launch of Propel fitness water, and increased packaging and transportation costs.

1999 vs. 1998

Net sales increased 77% primarily due to the acquisition of Tropicana (August 26, 1998). Excluding the acquisition, net sales increased 12% due to volume gains.

Excluding the acquisition of Tropicana, volume grew 13% due to double-digit growth of our Gatorade brand reflecting the introduction of Gatorade Fierce and new packaging, including a redesigned sports bottle and a 20-ounce wide-mouth bottle. Expanded distribution for Gatorade and availability outside traditional retail channels also contributed to the volume growth.

Operating profit increased 67% primarily due to the acquisition of Tropicana. Excluding the acquisition, operating profit grew 18%, primarily due to the increased volume and operating efficiencies, partially offset by increased advertising and marketing expenses.

PepsiCo Beverages International

                                                           % Change B/(W)
                                                          ----------------
                       2000          1999         1998      2000      1999
--------------------------------------------------------------------------

Net sales
    Reported         $2,531        $2,407       $2,074         5        16
    Comparable       $2,531        $2,429       $2,165         4        12

Operating profit     $  169        $  108       $  120        56       (10)
--------------------------------------------------------------------------

2000 vs. 1999

Comparable net sales increased 4% due to volume gains and higher effective net pricing, partially offset by a broad-based net unfavorable foreign currency impact led by Europe. The net unfavorable foreign currency impact reduced net sales by 5 percentage points.

Volume increased 6%. This reflects broad-based increases led by a doubling of volume in Russia, where volumes recovered from the effects of the 1998 ruble devaluation. Volume growth was also driven by double-digit growth in China, India and Thailand and by growth in Mexico. Through December, total carbonated soft drink concentrate shipments to franchisees, including those bottlers in which we own an equity interest, grew 2% while their bottler case sales grew at a higher rate.

Operating profit increased 56% primarily reflecting the volume gains and higher effective net pricing, partially offset by a net unfavorable foreign currency impact, higher advertising and marketing and higher general and administrative expenses to support top-line growth.

1999 vs. 1998

Comparable net sales increased 12% due to the acquisition of Tropicana (August 26, 1998). Excluding Tropicana, net sales increased 3% reflecting net contributions from other acquisitions/divestitures, higher volume and higher effective net pricing, partially offset by a net unfavorable foreign currency impact. The net unfavorable foreign currency impact, primarily in Brazil, Mexico, India and Germany reduced net sales by 4 percentage points.

Volume was flat reflecting double-digit growth in China, strong double-digit growth in Germany, Japan and Pakistan, and single-digit growth in India and Saudi Arabia. These advances were offset by lower volume in Brazil, Russia, the Philippines, and Thailand. Through December, total carbonated soft drink concentrate shipments to franchisees, including those former wholly-owned bottlers in which we now own an equity interest, increased 2% while their bottler case sales increased at a slower rate.

Operating profit decreased 10%. The acquisition of Tropicana contributed 3 percentage points of decline. Excluding Tropicana, the decline reflected a net unfavorable foreign currency impact, primarily in Brazil, higher advertising and marketing expenses and net losses from acquisitions/divestitures.

Quaker Foods North America

Quaker Foods North America manufactures, markets and sells ready-to-eat cereals, hot cereals, flavored rice and pasta products, mixes and syrups, hominy grits and cornmeal in North America. Products manufactured and sold include Quaker oatmeal, Cap’n Crunch and Life ready-to-eat cereals, Rice-A-Roni products, Aunt Jemima mixes and syrups and Quaker grits.

                                                                  % Change B/(W)
                                                                 ----------------
                             2000           1999          1998    2000       1999
---------------------------------------------------------------------------------

Net sales                  $1,972         $1,993        $1,928      (1)         3

Operating profit           $  392         $  363        $  331       8         10
---------------------------------------------------------------------------------

2000 vs. 1999

Net sales declined 1% primarily due to lower overall volume.

Volume declined 1% primarily driven by price competition in the ready-to-eat cereal category, partially offset by gains from the introduction of new varieties of hot cereals.

Operating profit increased 8% reflecting the higher-margin hot cereals volume growth, productivity gains and lower marketing spending. Advertising and marketing expenses declined at a faster rate than sales. The impact of these factors contributed to the operating profit margin improvement of 1.7 percentage points.

1999 vs. 1998

Net sales increased 3% primarily due to a favorable mix shift and higher volume.

Volume increased 1% primarily driven by the introduction of new varieties of hot cereals.

Operating profit increased 10% reflecting lower raw material costs and supply chain cost-savings initiatives partially offset by higher advertising and marketing expenses. Advertising and marketing expenses grew at a faster rate than sales. The impact of these factors contributed to the operating profit margin improvement of 1 percentage point.

CONSOLIDATED CASH FLOWS

In 2000, cash and cash equivalents decreased $208 million to $1.0 billion. Cash flows from operating activities were used to fund share repurchases, capital spending, dividend payments and long-term debt payments.

In 1999, cash and cash equivalents increased $608 million to $1.2 billion. Cash flows from operating activities, proceeds from debt issuances and sales of businesses were used primarily for repayments of short-term borrowings, share repurchases, capital spending and dividend payments.

Share Repurchases

Pre-merger PepsiCo share repurchase activity was as follows:

                                                         2000         1999        1998
--------------------------------------------------------------------------------------

Cost                                                   $1,430       $1,285      $2,230
Shares repurchased
   Number of shares (in millions)                          38           36          59
   % of shares outstanding at beginning of year           2.6%         2.4%        3.9%
--------------------------------------------------------------------------------------

Quaker repurchased shares totaling $254 million in 2000, $382 million in 1999 and $385 million in 1998.

All authorizations for share repurchases have been rescinded as a result of the PepsiCo and Quaker merger.

LIQUIDITY AND CAPITAL RESOURCES

Our strong cash-generating capability and financial condition give us ready access to capital markets throughout the world.

At year-end 2000, we maintained $2.0 billion of revolving credit facilities. Of the $2.0 billion, approximately $800 million would have expired within one year. The balance would have expired in June 2005. Annually, these facilities were extendable an additional year upon the mutual consent of PepsiCo and the lending institutions. The credit facilities existed largely to support issuances of short-term debt and remained unused at year-end 2000. At year-end 2000, $750 million of short-term borrowings were reclassified as long-term, reflecting our intent and ability, through the existence of the unused credit facilities, to refinance these borrowings.

In June 2001, we cancelled $1.5 billion of these credit facilities and entered into a $375 million facility expiring in June 2002 and a $375 million facility expiring in June 2006.

In April 2001, we issued 13.2 million shares of our repurchased common stock to qualify for pooling-of-interests accounting treatment in connection with our merger with The Quaker Oats Company. We received $524 million in net proceeds.

In connection with the merger with Quaker, we expect to incur approximately $125 million of transaction costs necessary to complete the merger and a total of approximately $450 to $550 million of additional costs to integrate the two companies. The substantial portion of these costs is expected to be cash and will be paid over a two-year period from the consummation of the merger.

We have identified ongoing merger-related cost savings and revenue enhancement opportunities that are expected to reach $400 million a year by 2005. Synergies expected to be achieved by the end of 2002 approximate $140 to $175 million.

"Back to Exhibit 99.1 Index"

PepsiCo, Inc. and Subsidiaries

SUPPLEMENTAL FINANCIAL STATEMENTS

FISCAL YEAR ENDED DECEMBER 30, 2000

Supplemental Consolidated Statement of Income
(in millions except per share amounts)
PepsiCo, Inc. and Subsidiaries
Fiscal years ended December 30, 2000, December 25, 1999 and December 26, 1998

                                                       2000             1999             1998
---------------------------------------------------------------------------------------------
Net Sales
New PepsiCo....................................     $25,479          $22,970          $19,529
Bottling operations............................           -            2,123            7,662
                                                  ---------        ---------        ---------
Total Net Sales................................      25,479           25,093           27,191

Costs and Expenses
Cost of sales..................................      10,226           10,326           11,696
Selling, general and administrative expenses...      11,104           11,018           11,742
Amortization of intangible assets..............         147              193              235
Impairment and restructuring charges...........         184               73              482
                                                  ---------        ---------        ---------
Total Costs and Expenses.......................      21,661           21,610           24,155

Operating Profit
New PepsiCo....................................       3,818            3,430            2,912
Bottling operations and equity investments.....           -               53              124
                                                  ---------        ---------        ---------
Total Operating Profit.........................       3,818            3,483            3,036

Bottling equity income, net....................         130               83                -
Gain on bottling transactions..................           -            1,000                -
Interest expense...............................        (272)            (421)            (461)
Interest income................................          85              130               85
                                                  ---------        ---------        ---------
Income Before Income Taxes.....................       3,761            4,275            2,660

Provision for Income Taxes.....................       1,218            1,770              382
                                                  ---------        ---------        ---------
Net Income.....................................     $ 2,543          $ 2,505          $ 2,278
                                                  =========        =========        =========

Net Income Per Common Share
   Basic.......................................     $  1.45          $  1.41          $  1.27
   Diluted.....................................     $  1.42          $  1.38          $  1.23
---------------------------------------------------------------------------------------------

We have restated all periods presented to reflect the merger with The Quaker Oats Company on August 2, 2001, which was accounted for as a pooling-of-interests.

See accompanying Notes to Supplemental Consolidated Financial Statements.

"Back to Exhibit 99.1 Index"

Supplemental Consolidated Statement of Cash Flows
(in millions)
PepsiCo, Inc. and Subsidiaries
Fiscal years ended December 30, 2000, December 25, 1999 and December 26, 1998

                                                                       2000        1999        1998
--------------------------------------------------------------      -------------------------------
Operating Activities
Net income.......................................................   $ 2,543     $ 2,505     $ 2,278
Adjustments to reconcile net income to
   net cash provided by operating activities
     Gain on bottling transactions...............................         -      (1,000)          -
     Bottling equity income, net.................................      (130)        (83)          -
     Depreciation and amortization...............................     1,093       1,156       1,367
     Non-cash portion of impairment and
       restructuring charges.....................................       125          42         387
     Non-cash portion of tax benefit.............................         -           -        (259)
     Deferred income taxes.......................................        33         573          66
     Deferred compensation - ESOP................................        36          32          32
     Other non-cash charges and credits, net.....................       303         368         178
     Changes in operating working capital, excluding
        effects of acquisitions and dispositions
            Accounts and notes receivable........................       (52)       (141)        146
            Inventories..........................................       (51)       (202)         (4)
            Prepaid expenses and other current assets............       (35)       (209)       (256)
            Accounts payable and other current
              liabilities........................................       240         290         (76)
            Income taxes payable.................................       335         274         (92)
                                                                    -------     -------     -------
     Net change in operating working capital.....................       437          12        (282)
                                                                    -------     -------     -------
Net Cash Provided by Operating Activities........................     4,440       3,605       3,767
                                                                    -------     -------     -------

Investing Activities
Capital spending.................................................    (1,352)     (1,341)     (1,610)
Acquisitions and investments in unconsolidated affiliates........       (98)       (430)     (4,537)
Sales of businesses..............................................        33         513         283
Sales of property, plant and equipment...........................        57         130         140
Capital gains tax recovery ......................................         -           -         240
Short-term investments, by original maturity
    More than three months-purchases.............................    (4,950)     (2,209)       (690)
    More than three months-maturities............................     4,585       2,220         727
    Three months or less, net....................................        (9)         12         839
Other, net.......................................................      (262)        (67)       (167)
                                                                    -------     -------     -------
Net Cash Used for Investing Activities...........................    (1,996)     (1,172)     (4,775)
                                                                    -------     -------     -------
---------------------------------------------------------------------------------------------------

(Continued on following page)

Supplemental Consolidated Statement of Cash Flows (continued)
(in millions)
PepsiCo, Inc. and Subsidiaries
Fiscal years ended December 30, 2000, December 25, 1999 and December 26, 1998

                                                                       2000        1999        1998
---------------------------------------------------------------------------------------------------
Financing Activities
Proceeds from issuances of long-term debt........................       130       3,480         991
Payments of long-term debt.......................................      (879)     (1,216)     (2,384)
Short-term borrowings, by original maturity
    More than three months-proceeds..............................       198       3,699       2,738
    More than three months-payments..............................      (155)     (2,758)       (461)
    Three months or less, net....................................         1      (2,814)      1,755
Cash dividends paid..............................................      (949)       (935)       (917)
Share repurchases................................................    (1,430)     (1,285)     (2,230)
Quaker share repurchases.........................................      (254)       (382)       (385)
Proceeds from exercises of stock options.........................       690         383         527
                                                                    -------     -------     -------
Net Cash Used for Financing Activities...........................    (2,648)     (1,828)       (366)
                                                                    -------     -------     -------

Effect of exchange rate changes on cash and cash equivalents.....        (4)          3           -
Net (Decrease) Increase in Cash and Cash Equivalents.............      (208)        608      (1,374)
Cash and Cash Equivalents - Beginning of Year....................     1,246         638       2,012
                                                                    -------     -------     -------
Cash and Cash Equivalents - End of Year..........................   $ 1,038     $ 1,246     $   638
                                                                    =======     =======     =======

---------------------------------------------------------------------------------------------------
Supplemental Cash Flow Information
Interest paid....................................................   $   226     $   384     $   239
Income taxes paid................................................   $   876     $   689     $   683

Schedule of Noncash Investing and Financing Activities
Fair value of assets acquired....................................   $    80     $   717     $ 5,359
Cash paid and stock issued.......................................       (98)       (438)     (4,537)
                                                                    -------     -------     -------
Liabilities assumed..............................................   $   (18)    $   279     $   822
                                                                    =======     =======     =======
---------------------------------------------------------------------------------------------------

We have restated all periods presented to reflect the merger with The Quaker Oats Company on August 2, 2001, which was accounted for as a pooling-of-interests.

See accompanying Notes to Supplemental Consolidated Financial Statements.

"Back to Exhibit 99.1 Index"

Supplemental Consolidated Balance Sheet
(in millions except per share amounts)
PepsiCo, Inc. and Subsidiaries
December 30, 2000 and December 25, 1999

                                                                           2000              1999
-------------------------------------------------------------------------------------------------
ASSETS
Current Assets
Cash and cash equivalents.......................................        $ 1,038           $ 1,246
Short-term investments, at cost.................................            467                93
                                                                        -------           -------
                                                                          1,505             1,339
Accounts and notes receivable, net..............................          2,129             2,005
Inventories.....................................................          1,192             1,165
Prepaid expenses and other current assets.......................            791               661
                                                                        -------           -------
     Total Current Assets.......................................          5,617             5,170

Property, Plant and Equipment, net..............................          6,558             6,373
Intangible Assets, net..........................................          4,714             4,972
Investments in Unconsolidated Affiliates........................          2,979             2,847
Other Assets....................................................            889               586
                                                                        -------           -------
          Total Assets..........................................        $20,757           $19,948
                                                                        =======           =======

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Short-term borrowings...........................................        $   202           $   387
Accounts payable and other current liabilities..................          4,529             4,144
Income taxes payable............................................             64               196
                                                                        -------           -------
     Total Current Liabilities..................................          4,795             4,727

Long-Term Debt..................................................          3,009             3,527
Other Liabilities...............................................          3,960             3,385
Deferred Income Taxes...........................................          1,367             1,209

Preferred stock, no par value: issued and outstanding
 0.8 and 0.9 shares, respectively ..............................             49                61
Deferred Compensation - preferred ..............................            (27)              (39)

Common Shareholders' Equity
Common stock, par value 1 2/3¢ per share: issued
 2,029 and 2,030 shares, respectively ..........................             34                34
Capital in excess of par value..................................            375               559
Deferred compensation...........................................            (21)              (45)
Retained earnings...............................................         16,510            14,921
Accumulated other comprehensive loss............................         (1,374)           (1,085)
                                                                        -------           -------
                                                                         15,524            14,384
Less:  repurchased common stock, at cost:
  280 shares and 271 shares, respectively.......................         (7,920)           (7,306)
                                                                        -------           -------
     Total Common Shareholders' Equity..........................          7,604             7,078
                                                                        -------           -------
          Total Liabilities and Shareholders' Equity............        $20,757           $19,948
                                                                        =======           =======

We have restated all periods presented to reflect the merger with the Quaker Oats Company on August 2, 2001, which was accounted for as a pooling-of-interests.

See accompanying Notes to Supplemental Consolidated Financial Statements.

"Back to Exhibit 99.1 Index"

Supplemental Consolidated Statement of Common Shareholders’ Equity
(in millions)
Fiscal years ended December 30, 2000, December 25, 1999 and December 26, 1998

                                                    2000                  1999                  1998
                                              ----------------     -----------------    ------------------
                                              Shares    Amount     Shares     Amount    Shares      Amount
                                              ------   -------     ------    -------    ------     -------
Common Stock
    Balance, beginning of year ..............  2,030   $    34      2,037    $    34     2,045     $    34
    Share repurchases........................     (9)        -        (13)         -       (16)          -
    Quaker stock option exercises............      8         -          6          -         8           -
                                              ------   -------     ------    -------    ------     -------
    Balance, end of year ....................  2,029   $    34      2,030    $    34     2,037     $    34
                                              ======   -------     ======    -------    ======     -------
Capital in Excess of Par Value
    Balance, beginning of year...............          $   559               $   904               $ 1,279
    Share repurchases........................             (236)                 (370)                 (386)
    Stock option exercises(a)................               52                   (21)                    8
    Other....................................               -                     46                     3
                                                       -------               -------               -------
    Balance, end of year.....................          $   375               $   559               $   904
                                                       -------               -------               -------
Deferred Compensation
    Balance, beginning of year...............          $   (45)              $   (68)              $   (91)
    Net activity.............................               24                    23                    23
                                                       -------               -------               -------
    Balance, end of year.....................          $   (21)              $   (45)              $   (68)
                                                       -------               -------               -------
Retained Earnings
    Balance, beginning of year...............          $14,921               $13,356               $11,998
    Net income...............................            2,543                 2,505                 2,278
    Cash dividends declared:  Common.........             (950)                 (936)                 (915)
    Cash dividends declared: Preferred.......               (4)                   (4)                   (5)
                                                       -------               -------               -------
    Balance, end of year.....................          $16,510               $14,921               $13,356
                                                       -------               -------               -------
Accumulated Other Comprehensive Loss
    Balance, beginning of year ..............          $(1,085)              $(1,139)              $(1,070)
    Currency translation adjustment..........             (289)                 (136)                  (73)
    CTA reclassification adjustment..........                -                   175                    24
    Minimum pension liability adjustment(b)..               (2)                   17                   (20)
    Other....................................                2                    (2)                    -
                                                       -------               -------               -------
    Balance, end of year.....................          $(1,374)              $(1,085)              $(1,139)
                                                       -------               -------               -------
Repurchased Common Stock
    Balance, beginning of year...............   (271)  $(7,306)      (255)   $(6,535)     (224)    $(4,986)
    Shares repurchased.......................    (38)   (1,430)       (36)    (1,285)      (59)     (2,230)
    Stock option exercises...................     29       816         20        514        28         676
    Other....................................      -        -           -          -         -           5
                                              ------   -------     ------    -------    ------     -------
    Balance, end of year.....................   (280)  $(7,920)      (271)   $(7,306)     (255)    $(6,535)
                                              ======   -------     ======    -------    ======     -------
Total Common Shareholders' Equity............          $ 7,604               $ 7,078               $ 6,552
                                                       =======               =======               =======

(a)  Includes total tax benefit of $177 in 2000, $105 in 1999 and $143 in 1998.

(b)  Net of taxes of $(1) in 2000, $9 in 1999 and $(11) in 1998.

We have restated all periods presented to reflect the merger with The Quaker Oats Company on August 2, 2001, which was accounted for as a pooling-of-interests.
See accompanying Notes to Supplemental Consolidated Financial Statements.

"Back to Exhibit 99.1 Index"

Notes to Supplemental Consolidated Financial Statements

Note 1 - Summary of Significant Accounting Policies

On August 2, 2001, we completed our merger with The Quaker Oats Company (Quaker). As a result, we restated all prior period supplemental consolidated financial statements presented to reflect the combined results of operations, financial position and cash flows of both companies as if they had always been merged. See Note 2.

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets, liabilities, revenues, expenses and disclosure of contingent assets and liabilities. Actual results could differ from these estimates.

Tabular dollars are in millions, except per share amounts. All per share amounts reflect common per share amounts, assume dilution, unless noted, and are based on unrounded amounts.

Items Affecting Comparability

Our fiscal year ends on the last Saturday in December and, as a result, a fifty-third week is added every five or six years. The fiscal year ended December 30, 2000 consisted of fifty-three weeks. The fifty-third week increased 2000 net sales by an estimated $294 million, operating profit by an estimated $62 million and net income by an estimated $44 million or $0.02 per share. See Note 21 - Business Segments for the impact on PepsiCo’s business segments.

The consolidated financial statements subsequent to the date of the bottling transactions described in Note 10 are not comparable to the consolidated financial statements presented for prior periods as certain bottling operations that were previously consolidated are now accounted for under the equity method. In addition, the asset impairment and restructuring charges described in Note 3, the third quarter 1998 acquisition of Tropicana described in Note 4 and the income tax adjustments described in Note 14 affect comparability.

Principles of Consolidation

The financial statements include the consolidated accounts of PepsiCo, Inc. and its controlled affiliates. Intercompany balances and transactions have been eliminated. Investments in unconsolidated affiliates, over which we exercise significant influence, but not control, are accounted for by the equity method. Accordingly, our share of the net income or loss of such unconsolidated affiliates is included in consolidated net income.

Issuances of Subsidiary Stock

The issuance of stock by one of our subsidiaries to third parties reduces our proportionate ownership interest in the subsidiary. Unless the issuance of such stock is part of a broader corporate reorganization, we recognize a gain or loss, equal to the difference between the issuance price per share and our carrying amount per share. Such gain or loss, net of the related tax, is recognized in consolidated net income when the transaction occurs.

Revenue Recognition

We recognize revenue when products are delivered to customers consistent with sales terms. Sales terms generally do not allow a right to return.

Marketing Costs

Marketing costs are reported in selling, general and administrative expenses and include costs of advertising, promotional programs and other marketing activities. Advertising expenses were $1.7 billion in 2000, $1.6 billion in 1999 and $1.3 billion in 1998. Deferred advertising expense, classified as prepaid expenses in the Supplemental Consolidated Balance Sheet, was $127 million in 2000 and $104 million in 1999. Deferred advertising costs are expensed in the year first used and consist of:

  media and personal service prepayments,
  promotional materials in inventory, and
  production costs of future media advertising.

We classify promotional payments to customers as either a reduction of net sales or as marketing costs. New PepsiCo total promotional expenses classified as marketing costs were $3.2 billion in 2000, $2.9 billion in 1999 and $2.7 billion in 1998.

During 2000, the Financial Accounting Standards Board’s (FASB) Emerging Issues Task Force (EITF) added to its agenda various issues that impact the income statement classification of certain promotional payments. In May 2000, the EITF reached a consensus on Issue 00-14, Accounting for Certain Sales Incentives. EITF 00-14 addresses the recognition and income statement classification of various sales incentives. Among its requirements, the consensus will require the costs related to consumer coupons currently classified as marketing costs to be classified as a reduction of revenue. In April 2001, the EITF announced that it would delay the effective date for this consensus to 2002. The impact of adopting this consensus is not expected to have a material impact on our results of operations.

In January 2001, the EITF reached a consensus on Issue 00-22, Accounting for "Points" and Certain Other Time-Based or Volume-Based Sales Incentive Offers, and Offers for Free Products or Services to Be Delivered in the Future. Issue 00-22 requires that certain volume-based cash rebates to customers currently recognized as marketing costs be classified as a reduction of revenue. The consensus was effective for the first quarter of 2001 and was not material to our consolidated financial statements.

In April 2001, the EITF reached a consensus on Issue 00-25, Vendor Income Statement Characterization of Consideration Paid to a Reseller of the Vendor’s Products. EITF 00-25 addresses the income statement classification of consideration, other than that directly addressed in Issue 00-14, from a vendor to a reseller or another party that purchases the vendor’s products. The consensus will require most of our customer promotional incentives currently classified as marketing costs to be classified as a reduction of revenue. The consensus is effective for 2002.

Distribution Costs

Distribution costs are reported in either cost of sales or selling, general and administrative expenses depending on the distribution method, and include the costs of shipping and handling activities. Shipping and handling expenses classified as selling, general and administrative expenses were $2.5 billion in 2000, $2.4 billion in 1999 and $2.9 billion in 1998.

Research and Development Costs

Research and development costs are expensed in the year incurred. Research and development costs were $207 million in 2000, $187 million in 1999 and $150 million in 1998.

Stock-Based Compensation

We measure stock-based compensation cost as the excess of the quoted market price of PepsiCo common stock at the grant date over the amount the employee must pay for the stock (exercise price). Our policy is to generally grant stock options with an exercise price equal to the stock price at the date of grant and accordingly, no compensation cost is recognized. Under our incentive programs, compensation cost for performance share units granted and for cash payments expected to be paid to employees in lieu of stock options is based on the grant date value and recognized over the vesting period of the award.

Pension and Postretirement Benefits

Our pension plans cover substantially all full-time U.S. employees and certain international employees. Benefits depend on years of service and earnings or are based on stated amounts for each year of service. Our postretirement plans provide medical and life insurance benefits principally to U.S. retirees and their dependents. Employees are eligible for benefits if they meet age and service requirements and qualify for retirement benefits. The pre-merger PepsiCo plans generally use a measurement date of September 30. The pre-merger Quaker plans use a measurement date of December 31. Prior service costs are amortized on a straight-line basis over the average remaining service period of employees expected to receive benefits.

Derivative Instruments

The interest differential to be paid or received on an interest rate swap is recognized as an adjustment to interest expense as the differential occurs. If an interest rate swap position were to be terminated, the gain or loss realized upon termination would be deferred and amortized to interest expense over the remaining term of the underlying debt instrument it was intended to modify. However, if the underlying debt instrument were to be settled prior to maturity, the gain or loss realized upon termination would be recognized immediately.

The differential to be paid or received on a currency swap related to non-U.S. dollar denominated debt is charged or credited to selling, general and administrative expenses as the differential occurs. This is fully offset by the corresponding gain or loss recognized on the currency translation of the debt, as both amounts are based upon the same exchange rates. The currency differential not yet settled in cash is reflected in the Consolidated Balance Sheet under the appropriate current or noncurrent receivable or payable caption. If a currency swap position were to be terminated prior to maturity, the gain or loss realized upon termination would be immediately recognized in selling, general and administrative expenses.

Gains and losses on futures contracts designated as hedges of future commodity purchases are deferred in the Consolidated Balance Sheet under the appropriate current asset or liability caption and included in the cost of the hedged commodity when purchased. Changes in the value of such contracts used to hedge commodity purchases are highly correlated to the changes in the value of the purchased commodity. Subsequent changes in the value of such contracts that cease to be highly correlated or changes in the value of futures contracts not designated as hedges are recognized in cost of sales immediately. If a futures contract designated as a hedge were to be terminated, the gain or loss realized upon termination would be included in the cost of the hedged commodity when purchased.

Forward exchange contracts used to hedge the foreign currency exposure of monetary assets and liabilities denominated in currencies other than the functional currency are reflected in the Consolidated Balance Sheet at fair value. Changes in the fair value of these contracts are recognized in selling, general and administrative expenses.

Equity derivative contracts indexed to PepsiCo’s stock price are reflected in the Consolidated Balance Sheet at fair value as a prepaid expense. Changes in fair value of these contracts are recognized as interest income.

The cash flows related to the above derivative instruments are classified in the Consolidated Statement of Cash Flows in a manner consistent with those of the transactions being hedged.

Cash Equivalents

Cash equivalents represent funds temporarily invested with original maturities of three months or less. All other investment portfolios are primarily classified as short-term investments.

Inventories

Inventories are valued at the lower of cost (computed on the average, first-in, first-out or last-in, first-out method) or net realizable value.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Depreciation is calculated primarily on a straight-line basis. Buildings and improvements are depreciated over their estimated useful lives, generally ranging from 20 to 40 years. Machinery and equipment (including fleet) are depreciated over their estimated useful lives, generally ranging from 2 to 17 years.

Intangible Assets

Goodwill, the excess of our investments in unconsolidated affiliates over our equity in the underlying assets of these investments, and trademarks are amortized on a straight-line basis over their estimated useful lives, generally ranging from 20 to 40 years. Other identifiable intangibles are amortized on a straight-line basis over their estimated useful lives, generally ranging from 20 to 40 years.

Recoverability of Long-Lived Assets to be Held and Used in the Business

All long-lived assets, including goodwill, investments in unconsolidated affiliates and other identifiable intangibles, are evaluated for impairment on the basis of undiscounted cash flows whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impaired asset is written down to its estimated fair market value based on the best information available. Estimated fair market value is generally measured by discounting estimated future cash flows. Considerable management judgment is necessary to estimate discounted future cash flows.

The depreciation or amortization periods for long-lived assets to be held and used are periodically evaluated to determine whether events or circumstances have occurred that warrant revision.

Accounting Changes

In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS 133, as amended by SFAS 137 and SFAS 138, was adopted by us on December 31, 2000. SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that we recognize all derivative instruments as either assets or liabilities in the Consolidated Balance Sheet and measure those instruments at fair value. Based on derivatives outstanding at December 30, 2000, the adoption increased assets by approximately $12 million and liabilities by approximately $10 million with approximately $3 million recognized in accumulated other comprehensive income and less than $1 million recognized in the Supplemental Consolidated Statement of Income.

In July 2001, the FASB issued Statement of Financial Accounting Standards No. 141, Business Combinations which supersedes Accounting Principles Board (APB) Opinion No. 16, Business Combinations. SFAS 141 eliminates the pooling-of-interests method of accounting for business combinations and modifies the application of the purchase accounting method. The elimination of the pooling-of-interests method is effective for transactions initiated after June 30, 2001. The remaining provisions of SFAS 141 will be effective for transactions accounted for using the purchase method that are completed after June 30, 2001. Since our merger with The Quaker Oats Company (see Note 2) is accounted for as a pooling-of-interests and was initiated in December 2000, this Statement will not have an impact on our consolidated financial statements.

In July 2001, the FASB also issued Statement of Financial Accounting Standards No. 142, Goodwill and Intangible Assets, which supersedes APB Opinion No. 17, Intangible Assets. SFAS 142 eliminates the current requirement to amortize goodwill and indefinite-lived intangible assets, addresses the amortization of intangible assets with a defined life and addresses the impairment testing and recognition for goodwill and intangible assets. SFAS 142 will apply to existing goodwill and intangible assets as well as to transactions completed after the Statement's effective date. We are currently assessing the Statement and the impact that adoption will have on our consolidated financial statements. SFAS 142 is effective for 2002.

Note 2 - Merger of PepsiCo and The Quaker Oats Company

On August 2, 2001, we completed a merger transaction which resulted in The Quaker Oats Company becoming a wholly-owned subsidiary of PepsiCo. Under the merger agreement dated December 2, 2000, Quaker shareholders received 2.3 shares of PepsiCo common stock for each share of Quaker common stock, including a cash payment for fractional shares. We issued approximately 306 million shares of our common stock in exchange for all the outstanding common stock of Quaker.

The merger was accounted for as a tax-free transaction and as a pooling-of-interests under Accounting Principles Board Opinion No. 16, Business Combinations. As a result, all prior period supplemental consolidated financial statements have been restated to include the results of operations, financial position and cash flows of both companies as if they had always been combined. Certain reclassifications were made to conform the presentation of the supplemental financial statements and, for interim reporting, the fiscal calendar and certain interim reporting policies were also conformed. There were no material transactions between pre-merger PepsiCo and Quaker.

We incurred transaction costs of approximately $125 million related to the merger, most of which will be recognized in the third quarter.

In connection with the merger transaction, we sold the global rights of our All Sport beverage brand to The Monarch Company, Inc. of Atlanta. As part of the terms of the sale, we agreed that, for 10 years after the Quaker transaction closing date, we would not distribute Gatorade through our bottling system and would not include Gatorade with Pepsi-Cola products in certain marketing or promotional arrangements covering specific distribution channels.

The results of operations for the separate companies and the combined company for the most recent quarter prior to the merger and for the years presented in the supplemental consolidated financial statements are as follow:

                            24 Weeks Ended
                             June 16, 2001
                               (unaudited)              2000             1999             1998
----------------------------------------------------------------------------------------------
Net Sales:
  PepsiCo.....................     $ 9,820           $20,438          $20,367          $22,348
  Quaker......................       2,741             5,041            4,726            4,843
  Adjustments (a).............        (518)                -                -                -
                                  --------          --------         --------         --------
Combined......................     $12,043           $25,479          $25,093          $27,191
                                  ========          ========         ========         ========

Net Income:
  PepsiCo.....................     $ 1,150           $ 2,183          $ 2,050          $ 1,993
  Quaker......................         279               360              455              285
  Adjustments (a).............         (61)                -                -                -
                                  --------          --------         --------         --------
Combined......................     $ 1,368           $ 2,543          $ 2,505          $ 2,278
                                  ========          ========         ========         ========
(a)	Adjustments reflect the impact of changing Quaker’s fiscal calendar to conform to PepsiCo’s and adjustments to conform accounting policies of the two companies applicable to interim reporting. These changes have no impact on full year net sales or net income.

Note 3 - Asset Impairment and Restructuring

                                                 2000         1999        1998
------------------------------------------------------------------------------
Asset impairment charges
------------------------
Held and used in the business
   Property, plant and equipment.............   $ 125        $   8       $ 190
   Intangible assets.........................       -            -          41
   Other assets..............................       -            -           8

Held for disposal/abandonment
   Property, plant and equipment.............       -           34          83
   Intangible assets.........................       -            -          65
                                               ------       ------      ------
      Total asset impairment.................     125           42         387

Restructuring charges
---------------------
Employee related costs.......................      41           20          66
Other charges................................      18           11          29
                                               ------       ------      ------
      Total restructuring....................      59           31          95
                                               ------       ------      ------
Total........................................   $ 184        $  73       $ 482
                                               ======       ======      ======
     After-tax...............................   $ 111        $  45       $ 379
                                               ======       ======      ======
     Per share...............................   $0.06        $0.02       $0.21
                                               ======       ======      ======

2000

The 2000 asset impairment and restructuring charge of $184 million related to the closure of two cereal manufacturing facilities and two Quaker distribution centers in the United States. This charge was part of a three- year supply chain reconfiguration project announced in 1999 to upgrade and optimize Quaker’s North American manufacturing and distribution capabilities.

The asset impairment charges of $125 million primarily reflect the reduction in the carrying value of the land, buildings and production machinery and equipment to their estimated fair market value based on analyses of the liquidation values of similar assets. The closures of distribution centers were completed in 2000. The closures of manufacturing facilities will occur in 2001. The assets will be either disposed of or abandoned in 2001. The restructuring charges of $59 million primarily included severance and termination benefits for approximately 1,000 employees and other shutdown costs. Substantially all of the terminations will be completed during 2001.

1999
The 1999 asset impairment and restructuring charges of $73 million were comprised of the following:

  A charge of $65 million, for asset impairment of $37 million and restructuring charges of $28 million related to the closure of three plants and impairment of equipment at Frito-Lay North America. The asset impairment charges primarily reflected the reduction in the carrying value of the land and buildings to their estimated fair market value based on selling prices for comparable real estate, less costs to sell, and the write off of the net book value of equipment which could not be redeployed. The plant closures were completed during 1999. The majority of these assets were either disposed of or abandoned in 1999. The restructuring charges of $28 million primarily included severance costs and plant closing costs.

  A charge of $8 million, for asset impairment of $5 million and restructuring charges of $3 million related to the previously discussed Quaker supply chain reconfiguration project. The charge included costs to consolidate several cereal manufacturing lines and employee related costs.

The employee related costs for 1999 of $20 million primarily included severance and early retirement benefits for approximately 930 employees. Substantially all of the terminations occurred during 1999.

1998
The 1998 asset impairment and restructuring charges of $482 million were comprised of the following:

  A charge of $218 million, for asset impairment of $200 million and restructuring charges of $18 million related to PepsiCo’s Russian bottling operations. The restructuring actions, in response to lower demand, an adverse change in the business climate and an expected continuation of operating losses and cash deficits in Russia following the August 1998 devaluation of the ruble, included a reduction of our cost structure primarily through closing facilities, renegotiating manufacturing contracts and reducing the number of employees. We also evaluated our long-lived bottling assets for impairment, triggered by the reduction in the utilization of assets caused by the adverse economic conditions. The impairment charge reduced the net book value of the assets to their estimated fair market value, based primarily on amounts paid for similar assets in that marketplace. Of the total charge of $218 million, $212 million related to bottling operations that became part of PBG in 1999 (see Note 10).

  A charge of $106 million, for asset impairment of $45 million and restructuring charges of $61 million related to numerous actions taken by Quaker to improve future profitability across its food and beverage operations. The asset impairment charges primarily reflected the reduction in the carrying value of long-lived assets of these businesses to their fair market value. The estimated fair value of these assets was based on various methodologies, including a discounted value of estimated future cash flows and liquidation analyses. The restructuring charges included charges for plant and sales and administrative office closures and consolidations, restructuring of certain joint ventures in Asia and employee termination benefits and related costs for streamlining executive management.

  An impairment charge of $88 million related to Quaker businesses that were divested. Charges of $40 million and $25 million were recognized related to the Continental Coffee and Nile Spice soup cup businesses, which were divested in 1998 at a combined net gain of $2 million. In addition, a charge of $23 million was recognized related to Quaker’s Brazilian pasta business, which was divested in 1999 at a gain of $5 million.

  An impairment charge of $54 million related to manufacturing equipment at Frito-Lay North America. The charge primarily reflected the write off of the net book value of the equipment and related projects. Disposal or abandonment of these assets was completed in 1999.

  A charge of $16 million for employee related costs resulting from the separation of PepsiCo’s North American concentrate and bottling organizations (see Note 10). Of this amount, $10 million related to bottling operations that became part of PBG in 1999.

The employee related costs for 1998 of $66 million primarily included severance and other termination benefits and relocation costs for approximately 4,000 full-time and part-time employees. The terminations unrelated to the bottling operations that became part of PBG occurred during 1998 and 1999.

Analysis of restructuring reserves for total PepsiCo:

                                          Employee      Facility    Third Party
                                           Related       Closure    Termination        Other     Total
------------------------------------------------------------------------------------------------------
Reserve, December 27, 1997.............      $  71        $    1          $ 109        $   6    $  187
  1998 restructuring charges...........         66            24              5            -        95
  Cash payments .......................        (54)           (1)           (46)          (5)     (106)
  Changes in estimate .................        (13)            4             (6)           -       (15)
                                           -------      --------       --------     --------   -------
Reserve, December 26, 1998 ............         70            28             62            1       161
  1999 restructuring charges ..........         20             8              -            3        31
  Cash payments .......................        (44)           (5)           (47)          (2)      (98)
  Non-cash utilization ................         (3)           (4)             -            -        (7)
  Separation of PBG (see Note 10) .....        (25)           (5)            (5)           -       (35)
                                           -------      --------       --------     --------   -------
Reserve, December 25, 1999 ............         18            22             10            2        52
  2000 restructuring charges ..........         41            18              -            -        59
  Cash payments .......................        (13)          (24)            (1)           -       (38)
  Non-cash utilization ................         (3)           (3)             -            -        (6)
  Changes in estimate .................          -            (4)             -            -        (4)
                                           -------      --------       --------     --------   -------
Reserve, December 30, 2000 ............      $  43        $    9          $   9        $   2    $   63
                                           =======      ========       ========     ========   =======

The restructuring reserves are included in accounts payable and other current liabilities in the Supplemental Consolidated Balance Sheet.

Note 4 - Acquisitions

During 2000, we made acquisitions, primarily of various international salty snack food businesses, which aggregated $98 million.

During 1999, we made acquisitions, primarily investments in various bottlers including investments in unconsolidated affiliates, which aggregated $430 million in cash.

During 1998, we completed the acquisitions of Tropicana Products, Inc. from The Seagram Company Ltd. for $3.3 billion in cash and The Smith’s Snackfoods Company in Australia from United Biscuits Holdings plc for $270 million in cash. In addition during 1998, acquisitions and investments in unconsolidated affiliates included the purchase of the remaining ownership interest in various bottlers and purchases of various other international salty snack food businesses. Acquisitions for 1998 aggregated $4.5 billion in cash.

The results of operations of acquisitions are generally included in the consolidated financial statements from their respective dates of acquisition. The acquisitions were accounted for under the purchase method. The purchase prices were allocated based on the estimated fair value of the assets acquired and liabilities assumed. The excess purchase prices over the fair values of the net assets acquired of approximately $4 million in 2000, $271 million in 1999 and $3.2 billion in 1998 were allocated to goodwill.

Unaudited Tropicana Pro Forma

The following table presents the unaudited pro forma combined results of PepsiCo and Tropicana as if the acquisition had occurred at the beginning of our 1998 fiscal year. The aggregate impact of other acquisitions in this period was not material to our net sales, net income or net income per common share.

                                                               1998
                                                            (unaudited)
                                                           ------------

Net sales....................................................   $28,517

Net income available for common - diluted....................   $ 2,221
Net income per common share - diluted........................   $  1.20

The pro forma amounts include the amortization of the goodwill arising from the allocation of the purchase price and interest expense on the debt issued to finance the purchase. The pro forma information does not necessarily present what the combined results would have been for this period and is not intended to be indicative of future results.

Note 5 - Net Income Per Common Share

Basic net income per common share is calculated by dividing net income available to common shareholders by the weighted average of common shares outstanding during the period. Diluted income per common share is calculated using the weighted average of common shares outstanding adjusted to include the potentially dilutive effect of convertible stock or stock options.

The computations of basic and diluted net income per common share are as follows:

                                           2000                 1999                 1998
                                    ------------------  ---------------------  -------------------
                                              Average                Average              Average
                                               Shares                Shares               Shares
                                                Out-                  Out-                 Out-
                                     Income   standing   Income     standing    Income    standing
                                    --------  --------  --------   ----------  --------  ---------
Net income ....................       $2,543              $2,505                 $2,278
Less:  Preferred dividends.....            4                   4                      5
                                    --------            --------                -------
Net income available for
  common shareholders..........       $2,539     1,748    $2,501        1,774    $2,273      1,795
                                    ========  ========  ========   ==========   =======  =========
Basic net income per
  common share.................       $ 1.45              $ 1.41                 $ 1.27
                                    ========            ========                =======
Net income available for
  common shareholders..........       $2,539     1,748    $2,501        1,774    $2,273      1,795
Effect of dilutive securities:
  Stock options................            -        38         -           37         -         47
  ESOP convertible preferred
    stock......................            2         4         2            5         2          5
  Non-vested stock awards......            -         1         -            1         -          1
                                    --------  --------  --------   ----------   -------  ---------
Diluted........................       $2,541     1,791    $2,503        1,817    $2,275      1,848
                                    ========  ========  ========   ==========   =======  =========
Diluted net income per
  common share ................       $ 1.42              $ 1.38                 $ 1.23
                                    ========            ========                =======

Diluted net income per common share excludes incremental shares of 0.1 million in 2000, 49.0 million in 1999 and 31.1 million in 1998 related to employee stock options due to their antidilutive effect at each respective year end.

Note 6 - Accounts and Notes Receivable, net

                                         2000             1999             1998
-------------------------------------------------------------------------------
Trade receivables ...............      $1,613           $1,513
Receivables from affiliates .....         190              243
Other receivables ...............         452              358
                                   ----------       ----------
                                        2,255            2,114
                                   ----------       ----------
Allowance, beginning of year ....         109              148             $148
   Charged to expense ...........          42               32               51
   Other additions ..............          51               47               37
   Deductions ...................         (76)            (118)             (88)
                                   ----------       ----------       ----------
Allowance, end of year ..........         126              109             $148
                                   ----------       ----------       ==========
Net receivables .................      $2,129           $2,005
                                   ==========       ==========

Other additions include acquisitions, currency translation effects and reclassifications. Deductions include the impact of the bottling transactions, accounts written off and currency translation effects.

Note 7 - Inventories

                                                 2000         1999
------------------------------------------------------------------
Raw materials................................. $  503       $  543
Work-in-process...............................    160           89
Finished goods................................    529          533
                                               ------       ------
                                               $1,192       $1,165
                                               ======       ======

The cost of approximately 20% of 2000 and 1999 inventories was computed using the last-in, first-out (LIFO) method. The differences between LIFO and FIFO methods of valuing these inventories for 2000 and 1999 are not material.

Note 8 - Property, Plant and Equipment, net

                                                   2000         1999
--------------------------------------------------------------------
Land.......................................... $   407       $   381
Buildings and improvements....................   2,753         2,728
Machinery and equipment, including fleet......   7,518         6,899
Construction in progress......................     788           660
                                               -------       -------
                                                11,466        10,668
Accumulated depreciation......................  (4,908)       (4,295)
                                               -------       -------
                                               $ 6,558       $ 6,373
                                               =======       =======

Depreciation expense was $840 million in 2000, $873 million in 1999 and $1,088 million in 1998.

Note 9 - Intangible Assets, net

                                                 2000       1999
----------------------------------------------------------------
Goodwill...................................... $3,798     $3,976
Trademarks....................................    585        642
Other identifiable intangibles................    331        354
                                               ------     ------
                                               $4,714     $4,972
                                               ======     ======

Identifiable intangible assets possess economic value but lack physical substance. These assets primarily arise from the allocation of purchase prices of businesses acquired. Amounts assigned to such identifiable intangibles are based on independent appraisals or internal estimates. Goodwill represents the excess purchase price after allocation to all identifiable net assets.

The above amounts are presented net of accumulated amortization of $907 million at year-end 2000 and $793 million at year-end 1999.

Note 10 - Investments in Unconsolidated Affiliates

During 1999, we completed a series of transactions creating our anchor bottlers that manufacture, sell and distribute carbonated and non-carbonated Pepsi-Cola beverages under master bottling agreements with us.

In April 1999, certain wholly owned bottling businesses, referred to as The Pepsi Bottling Group (PBG), completed an initial public offering, with PepsiCo retaining a direct noncontrolling ownership interest of 35.5%. We received $5.5 billion of debt proceeds as settlement of pre-existing intercompany amounts due to us and recognized a pre-tax gain of $1.0 billion ($476 million after-tax or $0.26 per share) as a result of the transaction. In May, we combined certain other bottling operations with Whitman Corporation to create new Whitman, retaining a noncontrolling ownership interest of approximately 38%. The transaction resulted in an after-tax loss to PepsiCo of $206 million or $0.11 per share. In July, we combined certain other bottling operations with PepCom Industries, Inc. retaining a noncontrolling interest of 35%. This transaction was accounted for as a nonmonetary exchange for book purposes. However, a portion of the transaction was taxable and resulted in income tax expense of $25 million or $0.01 per share. In October, we formed a business venture with Pohlad Companies, a Pepsi-Cola franchisee, retaining a noncontrolling ownership interest of approximately 24% in the venture’s principal operating subsidiary, PepsiAmericas, Inc. The transaction was structured as a fair value exchange with no resulting gain or loss.

In December 2000, Whitman merged with PepsiAmericas. At year-end 2000, we owned approximately 37% of the combined company. As part of the merger, we will participate in an earn-out option whereby we may receive additional shares if certain performance targets are met. Effective January 2001, the name of the combined company was changed to PepsiAmericas, Inc.

PBG

In addition to approximately 38% of PBG’s outstanding common stock that we owned at year-end 2000, we own 100% of PBG’s class B common stock and approximately 7% of the equity of Bottling Group, LLC, PBG’s principal operating subsidiary. This gives us economic ownership of approximately 42% of PBG’s combined operations.

PBG’s summarized full year 2000 and 1999 financial information is as follows:

                                        2000          1999
----------------------------------------------------------
Current assets..................      $1,584        $1,498
Noncurrent assets...............       6,152         6,126
                                     -------       -------
  Total assets..................      $7,736        $7,624
                                     =======       =======

Current liabilities.............      $  967        $  952
Noncurrent liabilities..........       4,817         4,831
Minority interest...............         306           278
                                     -------       -------
  Total liabilities.............      $6,090        $6,061
                                     =======       =======
Our equity investment...........      $  934        $  829
                                     =======       =======

                                        2000          1999           1998
-------------------------------------------------------------------------
Net sales.......................      $7,982        $7,505         $7,041
Gross profit....................      $3,577        $3,209         $2,860
Operating profit................      $  590        $  412         $   55
Net income (loss)...............      $  229        $  118         $ (146)

The excess of our investment in PBG over our equity in the underlying net assets, net of amortization, was approximately $40 million at year-end 2000. Based upon the quoted closing price of PBG shares at year-end 2000, the calculated market value of our direct investment in PBG, excluding our investment in Bottling Group, LLC, exceeded our carrying value by approximately $1.6 billion.

PepsiAmericas (formerly Whitman)

PepsiAmericas’ summarized full year 2000 and 1999 financial information is as follows:

                                        2000         1999
---------------------------------------------------------
Current assets..................      $  477       $  538
Noncurrent assets...............       2,859        2,326
                                      ------       ------
  Total assets..................      $3,336       $2,864
                                      ======       ======

Current liabilities.............      $  887       $  739
Noncurrent liabilities..........         999          983
                                      ------       ------
  Total liabilities.............      $1,886       $1,722
                                      ======       ======
Our equity investment...........      $  741       $  668
                                      ======       ======

                                        2000         1999
---------------------------------------------------------
Net sales.......................      $2,528       $2,183
Gross profit....................      $1,033       $  890
Operating profit................      $  223       $  182
Income from continuing
  operations....................      $   72       $   43
Net income (loss)...............      $   80       $   (9)

The above financial information for 2000 includes the results of the former PepsiAmericas after the date of the merger with Whitman. Comparable 1998 information is not available.

The excess of our investment in PepsiAmericas over our equity in the underlying net assets, net of amortization, was approximately $208 million at year-end 2000. Based upon the quoted closing price at year-end 2000, the calculated market value of our investment in PepsiAmericas exceeded our carrying value by approximately $197 million.

Other Equity Investments

Summarized financial information regarding our principal equity investments, other than PBG and PepsiAmericas follows. Information is presented in the aggregate and generally from the acquisition date.

                                        2000       1999
-------------------------------------------------------
Current assets..................      $1,033     $1,210
Noncurrent assets...............       2,200      2,568
                                      ------     ------
  Total assets..................      $3,233     $3,778
                                      ======     ======

Current liabilities.............      $  972     $1,214
Noncurrent liabilities..........         578        673
Minority interest...............          35         41
                                      ------     ------
  Total liabilities.............      $1,585     $1,928
                                      ======     ======
Our related equity investments..      $1,030     $1,054
                                      ======     ======

                                      2000           1999               1998
----------------------------------------------------------------------------
Net sales.....................      $4,714         $3,754             $3,088
Gross profit..................      $2,066         $1,691             $1,356
Operating profit..............      $  254         $   89             $  101
Net income (loss).............      $   79         $  (10)            $   22

Related Party Transactions

Our significant related party transactions involve our investments in unconsolidated bottling affiliates. We sell concentrate to these affiliates that is used in the production of carbonated soft drinks and non- carbonated beverages. We also sell certain finished goods. They purchase sweeteners and certain other raw materials through us. The raw material purchases on behalf of these bottling affiliates, related payments to suppliers and collections from the bottlers are not reflected in our consolidated financial statements. We also provide certain administrative and other services to these bottling affiliates under negotiated fee arrangements.

Further, because we share a common business objective with these bottling affiliates of increasing the availability and consumption of Pepsi-Cola beverages, we provide various forms of marketing support to or on behalf of them to promote our beverages. This support covers a variety of initiatives, including marketplace support, marketing programs, capital equipment investment and shared media expense. Based on the objective of the programs and initiatives, we record marketing support as an adjustment to net sales or as selling, general and administrative expenses.

These transactions with our unconsolidated bottling affiliates are reflected in the Supplemental Consolidated Statement of Income as follows:

                                                       2000             1999             1998
---------------------------------------------------------------------------------------------
Net sales.........................................   $2,546           $1,779             $576
Selling, general and administrative expenses......   $  653           $  554             $169

As of December 30, 2000, the receivables from these bottling affiliates are $187 million and payables to these affiliates are $125 million. As of December 25, 1999, the receivables from these bottling affiliates were $93 million and the payables to these affiliates were $131 million. Such amounts are settled on terms consistent with other trade receivables and payables. See Note 20 regarding our guarantee of PBG related debt.

Note 11 - Accounts Payable and Other Current Liabilities

                                                               2000         1999
--------------------------------------------------------------------------------
Accounts payable...........................................  $1,212       $1,138
Accrued selling, advertising and marketing.................     986          844
Accrued compensation and benefits..........................     809          741
Insurance accruals.........................................     227          105
Dividends payable..........................................     240          235
Other current liabilities..................................   1,055        1,081
                                                             ------       ------
                                                             $4,529       $4,144
                                                             ======       ======

Note 12 - Short-Term Borrowings and Long-Term Debt

                                                               2000         1999
--------------------------------------------------------------------------------
Short-Term Borrowings
Commercial paper...........................................  $    -       $    4
Current maturities of long-term debt.......................     453          798
Other borrowings (7.1% and 6.8%)...........................     499          485
Amounts reclassified to long-term debt.....................    (750)        (900)
                                                             ------       ------
                                                             $  202       $  387
                                                             ======       ======

Long-Term Debt
Short-term borrowings, reclassified........................  $  750       $  900
Notes due 2001-2016 (6.7% and 6.6%)........................   1,924        2,451
Various foreign currency debt, due 2001 (6.5% and 6.1%)....     219          341
Zero coupon notes, $735 million due 2011-2012 (13.4%)......     339          324
Other, due 2001-2026 (7.6% and 7.3%).......................     230          309
                                                             ------       ------
                                                              3,462        4,325
Less:  current maturities of long-term debt................    (453)        (798)
                                                             ------       ------
                                                             $3,009       $3,527
                                                             ======       ======

The weighted average interest rates in the above table include the effects of associated interest rate and currency swaps at year-end 2000 and 1999. Also, see Note 13 for a discussion of our use of interest rate and currency swaps, our management of the inherent credit risk and fair value information related to debt and interest rate and currency swaps.

Interest Rate Swaps

The following table indicates the notional amount and weighted average interest rates of interest rate swaps outstanding at year-end 2000 and 1999. The weighted average variable interest rates that we pay, which are primarily linked to either commercial paper or LIBOR rates, are based on rates as of the respective balance sheet date and are subject to change.

                                                         2000          1999
---------------------------------------------------------------------------
Receive fixed-pay variable
        Notional amount............................    $1,335        $1,242
        Weighted average receive rate..............       4.4%          6.1%
        Weighted average pay rate..................       4.9%          6.1%

The terms of the interest rate swaps match the terms of the debt they modify. The swaps terminate at various dates through 2013. At year-end 2000, approximately 58% of total debt, including the effects of the associated interest rate swaps, was exposed to variable interest rates, compared to 56% in 1999. In addition to variable rate long-term debt, all debt with maturities of less than one year is categorized as variable for purposes of this measure.

Currency Swaps

We enter into currency swaps to hedge our currency exposure on certain non-U.S. dollar denominated debt upon issuance of such debt. The terms of the currency swaps match the terms of the debt they modify. The currency swaps terminate at various dates in 2001.

At year-end 2000, the aggregate carrying amount of debt denominated in Swiss francs and Luxembourg francs was $122 million. The payables under related currency swaps were $43 million, resulting in an effective U.S. dollar liability of $165 million with a weighted average interest rate of 6.6%, including the effects of related interest rate swaps.

At year-end 1999, the aggregate carrying amount of debt denominated in Swiss francs, Luxembourg francs and Australian dollars was $244 million. The payables under related currency swaps were $62 million, resulting in an effective U.S. dollar liability of $306 million with a weighted average interest rate of 6.3%, including the effects of related interest rate swaps.

Revolving Credit Facilities

At year-end 2000, we maintained $2.0 billion of revolving credit facilities. Of the $2.0 billion, approximately $800 million would have expired within one year. The balance would have expired in 2005. The credit facilities existed largely to support issuances of short-term debt. Annually, these facilities were extendable an additional year upon the mutual consent of PepsiCo and the lending institutions. These facilities are subject to normal banking terms and conditions.

In June 2001, we cancelled $1.5 billion of these credit facilities and entered into a $375 million facility expiring in June 2002 and a $375 million facility expiring in June 2006.

The reclassification of short-term borrowings to long-term debt at year-end 2000 reflected our intent and ability, through the existence of the unused credit facilities, to refinance these borrowings on a long-term basis.

Long-term debt outstanding at December 30, 2000, matures as follows during the next five years:

                        2001      2002       2003      2004      2005
---------------------------------------------------------------------
Maturities              $453      $282       $445      $112      $168

Note 13 - Financial Instruments

Derivative Financial Instruments

Our policy prohibits the use of derivative financial instruments for speculative purposes and we have procedures in place to monitor and control their use. The following discussion excludes futures contracts and options used to hedge our commodity purchases.

Our use of derivative financial instruments primarily involves interest rate and currency swaps, which are intended to reduce borrowing costs by effectively modifying the interest rate and currency of specific debt issuances. These swaps are entered into concurrently with the issuance of the debt they are intended to modify. The notional amount, interest payment and maturity dates of the swaps match the principal, interest payment and maturity dates of the related debt. Accordingly, any market risk or opportunity associated with these swaps is offset by the opposite market impact on the related debt. Our credit risk related to interest rate and currency swaps is considered low because such swaps are entered into only with strong creditworthy counterparties, are generally settled on a net basis and are of relatively short duration. Further, there is no significant concentration with counterparties. See Note 12 for the notional amounts, related interest rates and maturities of the interest rate and currency swaps.

At year-end 2000, we have forward contracts to exchange foreign currencies with an aggregate notional amount of $344 million. $336 million of the amount relates to contracts to exchange British pounds for U.S. dollars being used to hedge U.S. dollar-denominated intercompany loans. These contracts mature between 2001 and 2003. Our credit risk is considered low because such forward exchange contracts are with strong creditworthy counterparties. Any market risk associated with these contracts is substantially offset by the opposite market impact on the related hedged items.

In addition, at year-end 2000, we have equity derivative contracts with financial institutions in the notional amount of $52 million. These prepaid forward contracts, indexed to PepsiCo’s stock price, hedge a portion of our deferred compensation liability, which is based on PepsiCo’s stock price. The change in the fair value of these contracts resulted in $19 million of income during 2000 and $6 million of expense during 1999. These changes in fair value were substantially offset by opposite changes in the amount of the underlying deferred compensation liability.

Fair Value

Carrying amounts and fair values of our financial instruments:

                                                                2000                        1999
--------------------------------------------------------------------------------------------------------
                                                      Carrying           Fair      Carrying         Fair
                                                        Amount          Value        Amount        Value
                                                      --------        -------      --------      -------
Assets
Cash and cash equivalents........................       $1,038         $1,038        $1,246       $1,246
Short-term investments...........................       $  467         $  467        $   93       $   93
Equity derivative contracts......................       $   66         $   66        $   47       $   47

Liabilities
Forward exchange contracts                              $    9         $    9        $    -       $    -
Debt
   Short-term borrowings and long-term
     debt, excluding capital leases..............       $3,205         $3,392        $3,907       $3,977
   Debt-related derivative instruments
     Interest rate swaps in asset position.......            -            (12)            -            -
     Interest rate swaps in liability position...            -              5             -           29
     Combined currency and interest rate
       swaps in liability position...............           43             46            62           57
                                                        ------         ------        ------       ------
        Net debt.................................       $3,248         $3,431        $3,969       $4,063
                                                        ======         ======        ======       ======

The above carrying amounts are included in the Supplemental Consolidated Balance Sheet under the indicated captions, except for combined currency and interest rate swaps, which are included in the appropriate current or noncurrent asset or liability caption. Short-term investments consist primarily of debt securities and have been classified as held-to-maturity. Equity derivative contracts are classified within prepaid expenses and forward exchange contracts are classified within accounts payable and other current liabilities.

Because of the short maturity of cash equivalents and short-term investments, the carrying amounts approximate fair values. The fair values of debt, debt-related derivative instruments and forward derivative instruments were estimated using market quotes and calculations based on market rates. We have unconditionally guaranteed $2.3 billion of Bottling Group, LLC’s long-term debt. The guarantee had a fair value of $66 million at December 30, 2000 and $64 million at December 25, 1999 based on market rates.

Note 14 - Income Taxes

U.S. and foreign income before income taxes:

                                                2000             1999             1998
--------------------------------------------------------------------------------------
U.S.......................................    $2,574           $3,350           $2,065
Foreign...................................     1,187              925              595
                                             -------          -------          -------
                                              $3,761           $4,275           $2,660
                                             =======          =======          =======

Provision for income taxes:
                                                2000             1999             1998
--------------------------------------------------------------------------------------
Current:      U.S. Federal................    $  958           $  819           $  (46)
              Foreign.....................       165              322              289
              State.......................        62               56               73
                                             -------          -------          -------
                                               1,185            1,197              316
                                             -------          -------          -------
Deferred:     U.S. Federal................        31              559               73
              Foreign.....................        (7)             (17)              (9)
              State.......................         9               31                2
                                             -------          -------          -------
                                                  33              573               66
                                             -------          -------          -------
                                              $1,218           $1,770           $  382
                                             =======          =======          =======

Reconciliation of the U.S. Federal statutory tax rate to our effective tax rate:

                                                2000             1999             1998
--------------------------------------------------------------------------------------
U.S. Federal statutory tax rate...........      35.0%            35.0%            35.0%
State income tax, net of U.S. Federal
  tax benefit.............................       1.2              1.3              1.8
Lower taxes on foreign results............      (2.9)            (2.5)            (3.0)
Settlement of prior years' audit issues...         -                -             (4.8)
Puerto Rico settlement....................         -                -            (18.6)
Bottling transactions.....................         -              9.0                -
Asset impairment and restructuring........         -                -              2.9
Other, net................................      (0.9)            (1.4)             1.1
                                               -----            -----            -----
Effective tax rate .......................      32.4%            41.4%            14.4%
                                               =====            =====            =====

In 1999, Quaker adjusted its tax accruals and tax assets to reflect developments and information received during the year. The net effect of these adjustments, which are included above in Other, net, was to reduce our 1999 provision for income taxes by $59 million (or $0.03 per share).

In 1998, we reached final agreement with the IRS to settle substantially all remaining aspects of a tax case related to PepsiCo’s concentrate operations in Puerto Rico. As a result, we recognized a tax benefit totaling $494 million (or $0.27 per share) which reduced our 1998 provision for income taxes.

Deferred taxes are recorded to give recognition to temporary differences between the tax bases of assets or liabilities and their reported amounts in the financial statements. We record the tax effect of these temporary differences as deferred tax assets or deferred tax liabilities. Deferred tax assets generally represent items that can be used as a tax deduction or credit in future years. Deferred tax liabilities generally represent items that we have taken a tax deduction for, but have not yet recorded in the Consolidated Statement of Income.

Deferred tax liabilities (assets):

                                                                 2000            1999
-------------------------------------------------------------------------------------
Investments in unconsolidated affiliates..................    $   672         $   667
Property, plant and equipment.............................        802             757
Safe harbor leases........................................         94             101
Zero coupon notes.........................................         73              76
Intangible assets other than nondeductible goodwill.......         54              47
Other.....................................................        439             353
                                                              -------         -------
Gross deferred tax liabilities............................    $ 2,134         $ 2,001
                                                              -------         -------

Net loss carryforwards....................................       (746)           (752)
Postretirement benefits...................................       (311)           (302)
Various current liabilities and other.....................       (869)           (822)
                                                              -------         -------
Gross deferred tax assets.................................     (1,926)         (1,876)
Deferred tax asset valuation allowances...................        752             757
                                                              -------         -------
Deferred tax assets, net of valuation allowances..........     (1,174)         (1,119)
                                                              -------         -------
Net deferred tax liabilities..............................    $   960         $   882
                                                              =======         =======

Included in:
  Prepaid expenses and other current assets...............    $  (407)        $  (313)
  Other assets............................................          -             (14)
  Deferred income taxes...................................      1,367           1,209
                                                              -------         -------
                                                              $   960         $   882
                                                              =======         =======

Net operating loss carryforwards totaling $3.0 billion at year-end 2000 are being carried forward and are available to reduce future taxable income of certain subsidiaries in a number of foreign and state jurisdictions. These net operating losses will expire as follows: $0.1 billion in 2001, $2.6 billion between 2002 and 2016 and $0.3 billion may be carried forward indefinitely. In addition, net capital loss carryforwards totaling $0.7 billion at year-end 2000 are being carried forward and are available to reduce future capital gains in the United States. These net capital loss carryforwards will expire in 2001. In 1998, as a result of the loss on a 1997 divestiture, Quaker recovered $240 million in Federal taxes paid on previous capital gains.

Valuation allowances have been established primarily for deferred tax assets related to net operating losses in certain state and foreign tax jurisdictions where the amount of expected future taxable income from operations does not support the recognition of these deferred tax assets. A valuation allowance has been provided for the full value of deferred tax assets related to the net capital loss carryforwards.

Analysis of Valuation Allowances:

                                                   2000             1999             1998
-----------------------------------------------------------------------------------------
Balance, beginning of year................         $757             $885             $777
   Provision/benefit......................           (7)              61              108
   Other additions/(deductions)...........            2             (189)               -
                                             ----------       ----------       ----------
Balance, end of year......................         $752             $757             $885
                                             ==========       ==========       ==========

Other additions/deductions include the effects of currency translation and, in 1999, the impact of the bottling transactions.

Deferred tax liabilities are not recognized for temporary differences related to investments in foreign subsidiaries and in unconsolidated foreign affiliates that are essentially permanent in duration. It would not be practicable to determine the amount of any such deferred tax liabilities.

Note 15 - Preferred and Common Stock

As of December 30, 2000, there were 3.6 billion shares of common stock and 3 million shares of convertible preferred stock authorized. Of the authorized convertible preferred shares, 840,582 shares, which are designated as $5.46 cumulative convertible stock, were issued and outstanding. Each share is convertible at the option of the holder into 4.9625 shares of common stock and may be called for redemption at $78 per share plus accrued and unpaid dividends. The convertible preferred stock will be issued only for the ESOP and will not be traded on the open market.

Note 16 - Comprehensive Loss

The accumulated balances related to each component of other comprehensive loss were as follows:

                                                   2000             1999             1998
-----------------------------------------------------------------------------------------
Currency translation adjustment...........       $1,369           $1,080           $1,119
Minimum pension liability adjustment......            5                3               20
Other.....................................            -                2                -
                                             ----------       ----------       ----------
Accumulated other comprehensive loss......       $1,374           $1,085           $1,139
                                             ==========       ==========       ==========

Note 17 - Employee Stock Options

Stock options are granted to employees under three different incentive plans:

  the PepsiCo SharePower Stock Option Plan (SharePower);
  the PepsiCo Long-Term Incentive Plan (LTIP); and
  the Quaker Long-Term Incentive Plan (Quaker LTIP).

SharePower

SharePower stock options are granted to essentially all full-time employees. SharePower options generally have a 10-year term. Beginning in 1998, the number of SharePower options granted is based on each employee’s annual earnings and tenure and generally become exercisable after three years. Prior to 1998, the number of options granted was based on each employee’s annual earnings and generally became exercisable ratably over five years.

LTIP

Beginning in 1998, all executive (including middle management) awards are made under the LTIP. Under the LTIP, an executive generally receives an award based on a multiple of base salary. Two-thirds of the award consists of stock options with an exercise price equal to the average stock price on the date of the award. These options generally become exercisable at the end of three years and have a 10-year term. At the date of the award, the executive selects whether the remaining one-third of the award will be granted in stock options or paid in cash at the end of three years. The number of options granted or the cash payment, if any, will depend on the attainment of prescribed performance goals over the three-year measurement period. If the executive chooses stock options, they are granted with an exercise price equal to the average stock price on the date of the grant, vest immediately and have a 10-year term. If the executive chooses a cash payment, one dollar of cash will be received for every four dollars of the award. Amounts expensed for expected cash payments were $36.7 million in 2000, $17.9 million in 1999 and $7 million in 1998. At year-end 2000, 125 million shares were available for grants under the LTIP.

Quaker LTIP

Grants under the Quaker LTIP were made to officers and other key employees. This program provided for benefits to be awarded in a variety of ways, with stock options being used most frequently. Approximately 12 million shares of Quaker common stock were authorized for grant under the Quaker LTIP. Stock options were granted for the purchase of common stock at a price not less than the fair market value on the date of grant. Options are generally exercisable after one or more years and expire no later than 10 years from the date of grant. This plan provides that, in the event of a change in control of Quaker, stock options become exercisable. Accordingly, upon approval by the Quaker shareholders of the merger, unvested options under this plan were vested.

PepsiCo prior to 1998

Prior to 1998, Stock Option Incentive Plan (SOIP) options were granted to middle management employees and were exercisable after one year. LTIP options were granted to senior management employees and were generally exercisable after four years. Both SOIP and LTIP options have 10-year terms. Certain LTIP options could be exchanged by employees for a specified number of performance share units (PSUs) within 60 days of the grant date. The value of a PSU was fixed at the stock price at the grant date and the PSU was payable four years from the grant date, contingent upon attainment of prescribed performance goals. At year-end 2000, there were no PSUs outstanding. There were 68,000 and 84,000 PSUs outstanding in 1999 and 1998, respectively. Payment of PSUs was made in cash and/or in stock as approved by the Compensation Committee of our Board of Directors. Amounts expensed for PSUs were $0.3 million in 1999 and $1 million in 1998.

Stock option activity:

(Options in thousands)                     2000                   1999                   1998
----------------------------------------------------------------------------------------------------
                                              Weighted               Weighted               Weighted
                                               Average                Average                Average
                                              Exercise               Exercise               Exercise
                                   Options       Price     Options      Price     Options      Price
                                  --------    --------    --------   --------    --------   --------
Outstanding at
  beginning of year.............   188,661      $25.82     173,691     $22.43     176,269     $18.41
   Granted......................    28,660       31.92      48,711      33.90      40,423      34.76
   Exercised....................   (37,039)      18.40     (24,846)     15.84     (35,726)     15.16
   Surrendered for PSUs.........         -           -           -          -         (24)     37.46
   Forfeited/expired............    (9,642)      33.93      (8,895)     32.06      (7,251)     27.42
                                  --------                --------               --------
Outstanding at end of year......   170,640       28.08     188,661      25.82     173,691      22.43
                                  ========                ========               ========
Exercisable at end of year (a)..    75,129      $21.27      90,826     $18.65     100,729     $16.58
                                  ========                ========               ========

----------------------------------------------------------------------------------------------------
Weighted average fair
  value of options granted
  during the year...............                $12.04                 $10.65                 $10.08
----------------------------------------------------------------------------------------------------

(a)	In connection with the 1999 bottling transactions, substantially all non-vested PepsiCo stock options held by bottling employees vested. The acceleration resulted in a $46 million pre-tax charge included in the determination of the related net gain.

Stock options outstanding and exercisable at December 30, 2000:

                                     Options Outstanding                    Options Exercisable
                           ---------------------------------------        ----------------------
                                           Weighted
                                            Average       Weighted                      Weighted
                                          Remaining        Average                       Average
Range of                                Contractual       Exercise                      Exercise
Exercise Price               Options           Life          Price         Options         Price
----------------------     ---------    -----------      ---------        --------    ----------
$ 4.25 to $13.88               6,210       1.59 yrs.       $  9.83           6,207       $  9.84
$14.20 to $32.25              94,753       5.64              23.46          60,582         20.56
$32.40 to $47.00              69,677       7.91              35.95           8,340         34.94
                           ---------                                      --------
                             170,640       6.31              28.08          75,129         21.27
                           =========                                      ========

Pro forma income and pro forma income per common share, as if we had recorded compensation expense based on fair value for stock-based awards:

                                                      2000            1999            1998
------------------------------------------------------------------------------------------
Reported

Net income...................................       $2,543          $2,505          $2,278
Net income per common share - basic..........       $ 1.45          $ 1.41          $ 1.27
Net income per common share -diluted.........       $ 1.42          $ 1.38          $ 1.23

Pro Forma

Net income...................................       $2,343          $2,343          $2,161
Net income per common share - basic..........       $ 1.34          $ 1.32          $ 1.20
Net income per common share - diluted........       $ 1.31          $ 1.29          $ 1.17

------------------------------------------------------------------------------------------

The pro forma amounts disclosed above are not fully representative of the effects of stock-based awards because, except for the impact resulting from the bottling transactions, the amounts exclude the pro forma cost related to the unvested stock options granted before 1995.

We estimate the fair value of stock-based awards using the Black-Scholes option-pricing model based on the following weighted average assumptions for options granted during the year:

                                        2000           1999          1998
---------------------------------------------------------------------------
Risk free interest rate.........        6.7%           5.2%          4.7%
Expected life...................        5 yrs.         5 yrs.        5 yrs.
Expected volatility.............        29%            27%           23%
Expected dividend yield.........        1.08%          1.34%         1.14%
---------------------------------------------------------------------------

Note 18 - Deferred Compensation - ESOP

Quaker established an ESOP for the benefit of its employees to issue debt and to use the proceeds of such debt to acquire shares of stock for future allocation to ESOP participants. The ESOP borrowings are included in long-term debt in the Consolidated Balance Sheet.

Total deferred compensation of $48 million as of December 30, 2000, primarily represents payment of future compensation expense related to the ESOP. As we make annual contributions to the ESOP, these contributions, along with the dividends accumulated on the common and preferred stock held by the ESOP, are used to repay the outstanding loans. As the loans are repaid, common and preferred stock are allocated to ESOP participants and deferred compensation is reduced by the amount of the principal payments on the loans.

The following table presents the ESOP loan payments:

                                                   2000            1999
-----------------------------------------------------------------------
Principal payments........................          $37             $33
Interest payments.........................            6               9
                                             ----------       ---------
Total ESOP payments.......................          $43             $42
                                             ==========       =========

As of December 30, 2000, 11 million shares of common stock and 0.6 million shares of preferred stock were held in the accounts of ESOP participants. The final ESOP award was made in June 2001.

Note 19 - Pension and Postretirement Benefits

                                                               2000             1999             1998
-----------------------------------------------------------------------------------------------------
Components of net periodic benefit cost:                                   Pension
----------------------------------------                 --------------------------------------------
Service cost..........................................        $ 120            $ 133            $ 128
Interest cost.........................................          221              209              212
Expected return on plan assets........................         (277)            (269)            (271)
Amortization of transition asset......................           (3)              (3)             (10)
Amortization of prior service amendments..............           13               11               16
Amortization of (gain)/loss...........................          (18)              15                6
                                                         ----------       ----------       ----------
Net periodic benefit cost.............................           56               96               81
Curtailment/settlement loss...........................            6               54                9
Special termination benefits..........................            -               10                4
                                                         ----------       ----------       ----------
Net periodic benefit cost including curtailments/
  settlements and special termination benefits........        $  62            $ 160            $  94
                                                         ==========       ==========       ==========

                                                                        Postretirement
                                                         --------------------------------------------
Service cost..........................................        $  22            $  23            $  23
Interest cost.........................................           58               54               58
Amortization of prior service amendments..............          (12)             (14)             (17)
Amortization of gain..................................           (1)              (1)              (2)
                                                         ----------       ----------       ----------
Net periodic benefit cost.............................           67               62               62
Curtailment loss......................................            2                -                -
Special termination benefits..........................            -                3                1
                                                         ----------       ----------       ----------
Net periodic benefit cost including curtailments
  and special termination benefits....................        $  69            $  65            $  63
                                                         ==========       ==========       ==========

                                                      2000          1999           2000           1999
------------------------------------------------------------------------------------------------------
                                                           Pension                    Postretirement
                                                 -----------------------       -----------------------
Change in benefit obligation:
-----------------------------
Obligation at beginning of year................     $3,009        $3,698          $ 740          $ 947
Service cost...................................        120           133             22             23
Interest cost..................................        221           209             58             54
Plan amendments................................          3            13              -              -
Participant contributions......................          6             6              1              1
Actuarial gain/(loss)..........................          6          (141)            48            (35)
Acquisitions/(divestitures)....................          3          (717)             -           (205)
Benefit payments...............................       (166)         (195)           (43)           (48)
Curtailment/settlement loss....................          6             -              8              -
Special termination benefits...................          -            10              -              3
Foreign currency adjustment....................        (38)           (7)             -              -
                                                 ---------     ---------       --------      ---------
Obligation at end of year......................     $3,170        $3,009          $ 834          $ 740
                                                 =========     =========       ========      =========
Change in fair value of plan assets:
------------------------------------
Fair value at beginning of year................     $3,053        $3,345          $   -          $   -
Actual return on plan assets...................        281           534              -              -
Acquisitions/(divestitures)....................         14          (659)             -              -
Employer contributions.........................        103            28             42             47
Participant contributions......................          6             6              1              1
Benefit payments...............................       (166)         (195)           (43)           (48)
Foreign currency adjustment....................        (40)           (6)             -              -
                                                 ---------     ---------       --------      ---------
Fair value at end of year......................     $3,251        $3,053          $   -          $   -
                                                 =========     =========       ========      =========
Funded status as recognized in the
  Supplemental Consolidated Balance Sheet:
------------------------------------------
Funded status at end of year...................     $   81        $   44          $(834)         $(740)
Unrecognized prior service cost................         49            60            (17)           (29)
Unrecognized (gain)/loss.......................       (349)         (357)            41            (24)
Unrecognized transition asset..................         (3)           (6)             -              -
                                                 ---------     ---------       --------      ---------
Net amounts recognized.........................     $ (222)       $ (259)         $(810)         $(793)
                                                 =========     =========       ========      =========
Net amounts as recognized in the
  Supplemental Consolidated Balance Sheet:
------------------------------------------
Prepaid benefit cost...........................     $  141        $  126          $   -          $   -
Intangible assets..............................          1             -              -              -
Accrued benefit liability......................       (372)         (390)          (810)          (793)
Accumulated other comprehensive income.........          8             5              -              -
                                                 ---------     ---------       --------      ---------
Net amounts recognized.........................     $ (222)       $ (259)         $(810)         $(793)
                                                 =========     =========       ========      =========
Selected information for plans with
   accumulated benefit obligation in
   excess of plan assets:
------------------------------------
Projected benefit obligation...................     $ (307)       $ (713)         $(834)         $(740)
Accumulated benefit obligation.................     $ (193)       $ (537)         $(834)         $(740)
Fair value of plan assets......................     $   63        $  500          $   -          $   -

In 1999, as a result of the bottling transactions, $717 million of pension benefit obligation and $205 million of postretirement benefit obligations were assumed by bottling affiliates. In addition, bottling affiliate plans assumed ownership of $659 million of pension assets. The net gain on the bottling transactions includes a curtailment/settlement net loss of $52 million.

Weighted-average assumptions at end of year:

                                                2000          1999       1998
-----------------------------------------------------------------------------
                                                            Pension
                                                -----------------------------
Discount rate for benefit obligation........    7.7%          7.7%       6.7%
Expected return on plan assets..............    9.9%         10.0%       9.9%
Rate of compensation increase...............    4.5%          4.5%       4.6%

The discount rate assumption used to compute the postretirement benefit obligation at year end was 7.8% in 2000 and 1999.

Components of Pension Assets

The pension plan assets are principally stocks and bonds. These assets include approximately 4.7 million shares of PepsiCo common stock with a fair value of $214 million in 2000 and 6.5 million shares with a fair value of $198 million in 1999. To maintain diversification, 1.8 million shares of PepsiCo common stock were sold in 2000 and 0.5 million shares were sold in 1999. In addition, in 1999, PBG pension plans assumed ownership of 3.1 million shares of PepsiCo common stock with a fair value of $95 million.

Health Care Cost Trend Rates

An average increase of 5.9% in the cost of covered postretirement medical benefits is assumed for 2001 for employees who retire without cost sharing. This average increase is then projected to decline gradually to 5.5% in 2005 and thereafter.

An average increase of 5.7% in the cost of covered postretirement medical benefits is assumed for 2001 for employees who retire with cost sharing. This average increase is then projected to decline to 2.1% in 2005 and thereafter.

Assumed health care cost trend rates have a significant effect on the amounts reported for postretirement medical plans. A one-percentage point change in assumed health care costs would have the following effects:

                                                                  1% Increase     1% Decrease
                                                                  -----------    ------------
Effect on total of 2000 service and interest cost components...      $ 6            $ (6)
Effect on the 2000 accumulated postretirement
  benefit obligation...........................................      $60            $(55)

Note 20 - Commitments, Contingencies and Leases

We are subject to various claims and contingencies related to lawsuits, taxes, environmental and other matters arising out of the normal course of business. Contingent liabilities primarily reflect guarantees to support financial arrangements of certain unconsolidated affiliates, including the unconditional guarantee for $2.3 billion of Bottling Group, LLC’s long-term debt. We believe that the ultimate liability, if any, in excess of amounts already recognized arising from such claims or contingencies is not likely to have a material adverse effect on our results of operations, financial condition or liquidity.

In March 2000, we entered into a ten-year lease for office space to be constructed in Chicago, Illinois. The new Chicago office is currently in development and is expected to be completed in 2002. Our obligations under the lease are contingent upon completion of the building and satisfaction of certain other obligations by the lessor.

Certain equipment and operating properties are rented under non-cancelable and cancelable operating leases. Total rent expense under operating leases was $171 million in 2000, $137 in 1999 and $180 in 1998.

The following is a schedule of future minimum annual rentals on non-cancelable operating leases, in effect as of December 30, 2000:

                                                                       Later
                       2001      2002     2003      2004     2005      years     Total
--------------------------------------------------------------------------------------
Total payments         $127      $105      $88       $54      $42       $171      $587

Note 21 - Business Segments

In 1998, we adopted Statement of Financial Accounting Standards No. 131, Disclosures about Segments of a Business Enterprise and Related Information, which is based on management reporting. In early 1999, in contemplation of the separation from PepsiCo of our bottling operations, we completed a reorganization of our beverage businesses. Accordingly, our 1999 disclosure presents operating results consistent with the new beverage organization. 1998 amounts have been reclassified to conform to the 1999 and 2000 presentation. Therefore, the results in 1998 and through the applicable transaction closing dates in 1999 of consolidated bottling operations in which we now own an equity interest are presented separately with the 1998 and first quarter 1999 equity income or loss of other unconsolidated bottling affiliates. From the applicable transaction closing dates in 1999, the equity income of those previously consolidated bottling operations and the equity income or loss of other unconsolidated bottling affiliates from the second quarter of 1999 are presented separately below operating profit in the Consolidated Statement of Income. The combined results of our six ongoing reportable segments are referred to as New PepsiCo. The North American segments include the United States and Canada.

The accounting policies of the segments are the same as those described in Note 1. Asset impairment and restructuring charges are not included in segment results. All intersegment net sales and expenses are immaterial and have been eliminated in computing net sales and operating profit.

Frito-Lay North America

Frito-Lay North America manufactures, markets, sells and distributes salty, sweet, and grain-based snacks. Products manufactured and sold include Lay’s and Ruffles potato chips, Doritos and Tostitos tortilla chips, Cheetos cheese-flavored snacks, Fritos corn chips, a variety of dips and salsas, Rold Gold pretzels, Quaker Chewy granola bars, Grandma’s cookies, Oberto’s meat snacks and Cracker Jack candy coated popcorn.

Frito-Lay International

Frito-Lay International manufactures, markets, sells, and distributes primarily salty and sweet snacks. Products include Sabritas snack foods and Alegro and Gamesa sweet snacks in Mexico, Walkers snack foods in the United Kingdom and Smith’s snack foods in Australia. Frito-Lay International also includes non-snack products, including cereals, that are not material.

Pepsi-Cola North America

Pepsi-Cola North America markets, promotes, and manufactures concentrates for Pepsi, Mountain Dew, MUG, Sierra Mist, Slice, Fruitworks and other brands for sale to franchised bottlers. It also sells syrups for these brands to national fountain accounts. Pepsi-Cola North America also licenses the processing, distribution and sale of Aquafina bottled water, manufactures, markets and distributes ready-to-drink tea and coffee products through joint ventures with Lipton and Starbucks, and manufactures and sells SoBe and Dole beverages for distribution and sale through our franchise bottling system.

Gatorade/Tropicana North America

Gatorade/Tropicana North America produces, markets, sells and distributes Gatorade sports drinks, Tropicana Pure Premium, Season’s Best, Tropicana Twister and Dole juices.

PepsiCo Beverages International

PepsiCo Beverages International (PBI) manufactures concentrates of Pepsi, 7UP, Mirinda, KAS, Mountain Dew, and other brands internationally for sale to franchised bottlers and company-owned bottlers. PBI also produces, markets, sells and distributes Gatorade sports drinks as well as Tropicana and other juices. In addition, PBI operates bottling plants and distribution facilities in certain international markets for the production, distribution and sale of company-owned and licensed brands.

Quaker Foods North America

Quaker Foods North America manufactures, markets and sells ready-to-eat cereals, hot cereals, flavored rice and pasta products, mixes and syrups, hominy grits and cornmeal in North America. Products manufactured and sold include Quaker oatmeal, Cap’n Crunch and Life ready-to-eat cereals, Rice-A-Roni products, Aunt Jemima mixes and syrups and Quaker grits.

Fiscal Year

Comparisons of 2000 to 1999 and 1998 are affected by an additional week of results in the 2000 reporting period. The estimated impact of the fifty-third week on 2000 segment results is as follows:

                                                                 Operating
                                                  Net Sales         Profit
                                               ------------     ----------
Frito-Lay North America................                $164           $ 40
Frito-Lay International................                  61             10
Pepsi-Cola North America...............                  36             13
Gatorade/Tropicana North America.......                  33              5
                                               ------------     ----------
                                                       $294             68
                                               ============
Corporate unallocated....................                               (6)
                                                                ----------
                                                                      $ 62
                                                                ==========

BUSINESS SEGMENTS

                                                              2000             1999             1998
----------------------------------------------------------------------------------------------------
                                                                         Net Sales
                                                        --------------------------------------------
Worldwide Snacks
- Frito-Lay North America.............................     $ 8,971          $ 8,232          $ 7,821
- Frito-Lay International.............................       4,875            4,274            4,077
Worldwide Beverages
- Pepsi-Cola North America............................       3,289            2,605            1,389
- Gatorade/Tropicana North America....................       3,841            3,452            1,956
- PepsiCo Beverages International.....................       2,531            2,407            2,074
Quaker Foods North America............................       1,972            1,993            1,928
                                                        ----------       ----------       ----------
Combined Segments.....................................      25,479           22,963           19,245
Quaker divested businesses............................           -                7              284
Bottling Operations/Investments.......................           -            2,123            7,662
                                                        ----------       ----------       ----------
                                                           $25,479          $25,093          $27,191
                                                        ==========       ==========       ==========

                                                                       Operating Profit
                                                        --------------------------------------------
Worldwide Snacks
- Frito-Lay North America.............................     $ 1,915          $ 1,679          $ 1,515
- Frito-Lay International.............................         546              455              397
Worldwide Beverages
- Pepsi-Cola North America............................         833              751              738
- Gatorade/Tropicana North America....................         500              433              259
- PepsiCo Beverages International.....................         169              108              120
Quaker Foods North America............................         392              363              331
                                                        ----------       ----------       ----------
Combined Segments.....................................       4,355            3,789            3,360
Quaker divested businesses............................           -                -               (2)
Asset impairment and restructuring charges............        (184)             (73)            (260)
Corporate (a).........................................        (353)            (286)            (186)
Bottling Operations/Investments.......................           -               53              346
Asset impairment and restructuring charges - bottling.           -                -             (222)
                                                        ----------       ----------       ----------
                                                           $ 3,818          $ 3,483          $ 3,036
                                                        ==========       ==========       ==========

                                                                       Total Assets
                                                        --------------------------------------------
Worldwide Snacks
- Frito-Lay North America.............................     $ 4,282          $ 4,146          $ 4,063
- Frito-Lay International.............................       4,352            4,425            4,302
Worldwide Beverages
- Pepsi-Cola North America............................         836              729              547
- Gatorade/Tropicana North America....................       4,143            3,927            3,857
- PepsiCo Beverages International.....................       1,923            1,988            1,677
Quaker Foods North America............................         952            1,036            1,043
                                                        ----------       ----------       ----------
Combined Segments.....................................      16,488           16,251           15,489
Quaker divested businesses............................           -                2               41
Corporate (b).........................................       1,737            1,226              535
Bottling Operations/Investments.......................       2,532            2,469            9,106
                                                        ----------       ----------       ----------
                                                           $20,757          $19,948          $25,171
                                                        ==========       ==========       ==========

BUSINESS SEGMENTS (continued)

                                                              2000             1999             1998
----------------------------------------------------------------------------------------------------
                                                             Amortization of Intangible Assets
                                                        --------------------------------------------
Worldwide Snacks
- Frito-Lay North America.............................     $     7          $     8          $     7
- Frito-Lay International.............................          46               46               44
Worldwide Beverages
- Pepsi-Cola North America............................           2                2                3
- Gatorade/Tropicana North America....................          68               69               23
- PepsiCo Beverages International.....................          16               16                9
Quaker Foods North America............................           8                8                8
                                                        ----------       ----------       ----------
Combined Segments.....................................         147              149               94
Quaker divested businesses............................           -                -                2
Bottling Operations/Investments.......................           -               44              139
                                                        ----------       ----------       ----------
                                                           $   147          $   193          $   235
                                                        ==========       ==========       ==========

                                                        Depreciation and Other Amortization Expense
                                                        --------------------------------------------
Worldwide Snacks
- Frito-Lay North America.............................     $   374          $   345          $   334
- Frito-Lay International.............................         182              158              153
Worldwide Beverages
- Pepsi-Cola North America............................          94               72               30
- Gatorade/Tropicana North America....................         118              107               55
- PepsiCo Beverages International.....................         111              104               77
Quaker Foods North America............................          51               53               50
                                                        ----------       ----------       ----------
Combined Segments.....................................         930              839              699
Quaker divested businesses............................           -                -                9
Corporate.............................................          16               10                9
Bottling Operations/Investments.......................           -              114              415
                                                        ----------       ----------       ----------
                                                           $   946          $   963          $ 1,132
                                                        ==========       ==========       ==========

                                                                    Capital Spending
                                                        --------------------------------------------
Worldwide Snacks
- Frito-Lay North America.............................     $   524          $   485          $   411
- Frito-Lay International.............................         278              295              333
Worldwide Beverages
- Pepsi-Cola North America............................          59               22               21
- Gatorade/Tropicana North America....................         261              216              102
- PepsiCo Beverages International.....................          98              128               69
Quaker Foods North America............................          96               58               94
                                                        ----------       ----------       ----------
Combined Segments.....................................       1,316            1,204            1,030
Quaker divested businesses............................           -                -                8
Corporate.............................................          36               42               29
Bottling Operations/Investments.......................           -               95              543
                                                        ----------       ----------       ----------
                                                           $ 1,352          $ 1,341          $ 1,610
                                                        ==========       ==========       ==========

BUSINESS SEGMENTS (continued)

                                                              2000             1999             1998
----------------------------------------------------------------------------------------------------
                                                                          Investments in
                                                                    Unconsolidated Affiliates
                                                        --------------------------------------------
Frito-Lay International...............................     $   373          $   284          $   341
Pepsi-Cola North America..............................          32               50               33
Gatorade/Tropicana North America......................          13               17               18
PepsiCo Beverages International.......................           6                4                4
Quaker Foods North America............................           1                1                1
                                                        ----------       ----------       ----------
Combined Segments.....................................         425              356              397
Corporate.............................................          22               22               22
Bottling Operations/Investments.......................       2,532            2,469              978
                                                        ----------       ----------       ----------
                                                           $ 2,979          $ 2,847          $ 1,397
                                                        ==========       ==========       ==========

                                                                    Equity Income/(Loss) from
                                                                    Unconsolidated Affiliates
                                                        --------------------------------------------
Frito-Lay International...............................     $    26          $     3          $    (5)
Pepsi-Cola North America..............................          33               31               21
Gatorade/Tropicana North America......................           -                1                -
PepsiCo Beverages International.......................           2                1                1
Quaker Foods North America............................          (4)               -                -
                                                        ----------       ----------       ----------
Combined Segments.....................................          57               36               17
Bottling Operations/Investments.......................         130               76                8
                                                        ----------       ----------       ----------
                                                           $   187          $   112          $    25
                                                        ==========       ==========       ==========

GEOGRAPHIC AREAS

                                                                           Net Sales
                                                        --------------------------------------------
United States.........................................     $17,051          $15,406          $12,388
International.........................................       8,428            7,564            7,141
                                                        ----------       ----------       ----------
Combined Segments.....................................      25,479           22,970           19,529
Bottling Operations/Investments.......................           -            2,123            7,662
                                                        ----------       ----------       ----------
                                                           $25,479          $25,093          $27,191
                                                        ==========       ==========       ==========

                                                                      Long-Lived Assets (c)
                                                        --------------------------------------------
United States.........................................     $ 9,285          $ 9,093          $ 7,810
International.........................................       4,966            5,099            4,514
                                                        ----------       ----------       ----------
Combined Segments.....................................      14,251           14,192           12,324
Bottling Operations/Investments.......................           -                -            6,702
                                                        ----------       ----------       ----------
                                                           $14,251          $14,192          $19,026
                                                        ==========       ==========       ==========
----------------------------------------------------------------------------------------------------
(a)	Corporate expenses include unallocated corporate headquarters expenses and costs of centrally managed initiatives and insurance programs, minority interests, foreign exchange transaction gains and losses and certain one-time charges not allocated to the segments.
(b)	Corporate assets consist principally of cash and cash equivalents, short-term investments primarily held outside the U.S. and property and equipment.
(c)	Long-lived assets represent net property, plant and equipment, net intangible assets and investments in unconsolidated affiliates.

Note 22 - Selected Quarterly Financial Data
(unaudited)

2000                                                   First       Second        Third      Fourth
                                                     Quarter      Quarter      Quarter     Quarter
------------------------------------------------   ---------    ---------    ---------   ---------
Net sales.......................................      $4,941       $6,250       $6,421      $7,867
Gross profit....................................       2,934        3,753        3,882       4,684
Asset impairment and restructuring charges (a)..           1          171            6           6
Net income .....................................         496          594          755         698
Net income per common share - basic.............         .28          .34          .43         .40
Net income per common share - diluted...........         .28          .33          .42         .39
Cash dividends declared per common share (b)....        .135          .14          .14         .14
Stock price per share (c)
    High........................................      38 5/8       42 1/2      47 1/16    49 15/16
    Low.........................................    29 11/16      31 9/16     39 11/16     41 5/16
    Close.......................................          33       41 1/4      42 5/16     49 9/16

--------------------------------------------------------------------------------------------------

Note: Fiscal year 2000 consisted of fifty-three weeks and 1999 consisted of fifty-two weeks. The impact for the fourth quarter and full year to net sales was an estimated $294 million, to operating profit was an estimated $62 million, and to net income was an estimated $44 million or $0.02 per share.

(a)	Asset impairment and restructuring charges (Note 3):
                              Pre-tax          After-tax       Per Share
                            ---------          ---------       ---------
First quarter                    $  1               $  -           $   -
Second quarter                    171                103            0.06
Third quarter                       6                  4               -
Fourth quarter                      6                  4               -
                           ----------          ---------       ---------
    Full year                    $184               $111           $0.06
                           ==========          =========       =========
(b)	Cash dividends declared per common share are those of pre-merger PepsiCo.
(c)	Represents the composite high and low sales price and quarterly closing prices for one share of pre-merger PepsiCo’s common stock.
1999                                                    First       Second        Third      Fourth
                                                      Quarter      Quarter      Quarter     Quarter
-------------------------------------------------   ---------    ---------    ---------   ---------
Net sales........................................      $5,816       $6,205       $6,013      $7,059
Gross profit.....................................       3,362        3,639        3,600       4,166
Asset impairment and restructuring charges (a)...          65            -            -           8
Gain on bottling transactions (b)................           -        1,000            -           -
Net income (c)...................................         400          891          637         577
Net income per common share - basic..............         .22          .50          .36         .33
Net income per common share - diluted............         .22          .49          .35         .32
Cash dividends declared per common share (d).....         .13         .135         .135        .135
Stock price per share (e)
    High.........................................     42 9/16      41 7/16       41 1/2      37 3/4
    Low..........................................     36 3/16      34 1/16       33 3/8      30 1/8
    Close........................................    39 15/16       35 3/8       34 5/8     35 7/16
---------------------------------------------------------------------------------------------------

Note: 1999 includes the operating results of deconsolidated bottling operations through their respective closing dates (see Note 10).

(a)	Asset impairment and restructuring charges (Note 3):

                                      Pre-tax      After-tax      Per Share
                                    ---------      ---------      ---------
First quarter                             $65            $40          $0.02
Fourth quarter                              8              5              -
                                    ---------      ---------      ---------
    Full year                             $73            $45          $0.02
                                    =========      =========      =========
(b)	Second quarter gain on bottling transactions of $1.0 billion ($270 million after-tax or $0.15 per share) relates to the PBG and Whitman bottling transactions (see Note 10).
(c)	Includes, in addition to $270 million associated with the bottling transactions described in (b) above, a tax provision of $25 million (or $0.01 per share) in the third quarter related to the PepCom transaction. Also, includes Quaker favorable tax adjustments of $59 million (or $0.03 per share).
(d)	Cash dividends declared per common share are those of pre-merger PepsiCo.
(e)	Represents the composite high and low sales price and quarterly closing prices for one share of pre-merger PepsiCo’s common stock.

Note 23 - Subsequent Event

Acquisition of South Beach Beverage Company, Inc.

On January 5, 2001, we completed the acquisition of South Beach Beverage Company, LLC for approximately $337 million in cash, retaining a 91% interest in the newly formed South Beach Beverage Company, Inc. SoBe manufactures and markets an innovative line of alternative non-carbonated beverages including fruit blends, energy drinks, dairy-based drinks, exotic teas and other beverages with herbal ingredients, which prior to our acquisition were distributed under license by a network of independent distributors, primarily in the United States.

"Back to Exhibit 99.1 Index"

Management’s Responsibility for Supplemental Financial Statements

To Our Shareholders:

Management is responsible for the reliability of the supplemental consolidated financial statements and related notes. The supplemental financial statements were prepared in conformity with generally accepted accounting principles and include amounts based upon our estimates and assumptions, as required. The supplemental financial statements have been audited by our independent auditors, KPMG LLP, who were given free access to all financial records and related data, including minutes of the meetings of the Board of Directors and Committees of the Board. We believe that our representations to the independent auditors are valid and appropriate.

Management maintains a system of internal controls designed to provide reasonable assurance as to the reliability of the supplemental financial statements, as well as to safeguard assets from unauthorized use or disposition. The system is supported by formal policies and procedures, including an active Code of Conduct program intended to ensure employees adhere to the highest standards of personal and professional integrity. Our internal audit function monitors and reports on the adequacy of and compliance with the internal control system, and appropriate actions are taken to address significant control deficiencies and other opportunities for improving the system as they are identified. The Audit Committee of the Board of Directors consists solely of directors who are not salaried employees and who are, in the opinion of the Board of Directors, free from any relationship that would interfere with the exercise of independent judgment as a committee member. The Committee meets during the year with representatives of management, including internal auditors and the independent accountants to review our financial reporting process and our controls to safeguard assets. Both our independent auditors and internal auditors have free access to the Audit Committee.

Although no cost-effective internal control system will preclude all errors and irregularities, we believe our controls as of December 30, 2000 provide reasonable assurance that the supplemental financial statements are reliable and that our assets are reasonably safeguarded.
/S/ PETER A. BRIDGMAN Peter A. Bridgman Senior Vice President and Controller /S/ INDRA K. NOOYI Indra K. Nooyi President and Chief Financial Officer

"Back to Exhibit 99.1 Index"

Independent Auditors’ Report

Board of Directors and Shareholders
PepsiCo, Inc.:

We have audited the accompanying supplemental consolidated balance sheets of PepsiCo, Inc. and subsidiaries as of December 30, 2000 and December 25, 1999, and the related supplemental consolidated statements of income, cash flows and common shareholders’ equity for each of the years in the three-year period ended December 30, 2000. These supplemental consolidated financial statements are the responsibility of PepsiCo, Inc.’s management. Our responsibility is to express an opinion on these supplemental consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The supplemental consolidated financial statements give retroactive effect to the merger of PepsiCo, Inc. and The Quaker Oats Company on August 2, 2001, which has been accounted for as a pooling-of-interests as described in Note 2 to the supplemental consolidated financial statements. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation. However, they will become the historical consolidated financial statements of PepsiCo, Inc. and subsidiaries after financial statements covering the date of consummation of the business combination are issued.

In our opinion, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the financial position of PepsiCo, Inc. and subsidiaries as of December 30, 2000 and December 25, 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 30, 2000, in conformity with accounting principles generally accepted in the United States of America applicable after financial statements are issued for a period which includes the date of consummation of the business combination.

KPMG LLP

New York, New York
August 20, 2001

"Back to Exhibit 99.1 Index"

Supplemental Selected Financial Data
(in millions except per share amounts, unaudited)
PepsiCo, Inc. and Subsidiaries

--------------------------------------------------------------------------------------------------------
                                                             2000(a)(c)      1999(b)(c)       1998(c)(d)
--------------------------------------------------------------------------------------------------------
Net sales............................................. $   25,479          25,093           27,191
Income from continuing operations..................... $    2,543           2,505            2,278
Income per common share - continuing operations
  - basic............................................. $     1.45            1.41             1.27
Income per common share - continuing operations
  - diluted........................................... $     1.42            1.38             1.23
Cash dividends declared per common share (e).......... $    0.555           0.535            0.515
Total assets (f)...................................... $   20,757          19,948           25,170
Long-term debt........................................ $    3,009           3,527            4,823

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                                                             1997(c)(g)      1996(c)
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Net sales............................................. $   25,933          25,536
Income from continuing operations..................... $      561           1,190
Income per common share - continuing operations
  - basic............................................. $     0.30            0.63
Income per common share - continuing operations
  - diluted........................................... $     0.30            0.62
Cash dividends per common share (e)................... $     0.49           0.445
Total assets (f)...................................... $   22,798          26,554
Long-term debt........................................ $    5,834           9,168
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As a result of the bottling deconsolidation in 1999 and the Tropicana acquisition late in 1998, the data provided above is not comparable (see Note 1).

In 1997, we disposed of our restaurants segment and accounted for the disposal as discontinued operations. Accordingly, all information has been restated for 1997 and 1996.

(a)	The 2000 fiscal year consisted of fifty-three weeks compared to fifty-two weeks in our normal fiscal year. The fifty-third week increased 2000 net sales by an estimated $294 million and net income by an estimated $44 million or $0.02 per share.
(b)	Includes a net gain on bottling transactions in 1999 of $1.0 billion ($270 million after-tax or $0.15 per share) and a tax provision related to the PepCom transaction of $25 million ($0.01 per share), and a Quaker favorable tax adjustment of $59 million (or $0.03 per share).
(c)	Includes asset impairment and restructuring charges of $184 million ($111 million after-tax or $0.06 per share) in 2000, $73 million ($45 million after-tax or $0.02 per share) in 1999, $482 million ($379 million after-tax or $0.21 per share) in 1998, $331 million ($265 million after-tax or $0.14 per share) in 1997 and $593 million ($542 million after-tax or $0.28 per share) in 1996 (see Note 3).
(d)	Includes a tax benefit of $494 million (or $0.27 per share) (see Note 14).
(e)	Cash dividends per common share are those of pre-merger PepsiCo.
(f)	Includes net assets of discontinued operations of $4.45 billion in 1996.
(g)	Includes a loss on a business divestiture of $1.4 billion ($1.1 billion after tax or $0.61 per share).

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